UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.    )

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CYTEC INDUSTRIES INC.

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CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Notice of Annual Meeting

of Common Stockholders to be held

April 22, 2010

March 12, 2010

To Our Stockholders:

We will hold our Annual Meeting of Common Stockholders at the Marriott at Glenpointe Hotel, Teaneck, New Jersey on Thursday, April 22, 2010, at 1:00 p.m. The purpose of the meeting is (i) to elect four directors, (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010, and (iii) to transact any other business that properly comes before the meeting.

You must have been a holder of our common stock at the close of business on February 26, 2010, to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

If you cannot attend the meeting, please promptly submit your proxy by telephone, Internet or by signing and dating the enclosed proxy card and mailing it in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

R. Smith

Secretary

CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Proxy Statement for

Annual Meeting of Common Stockholders

to be held April 22, 2010

March 12, 2010

This proxy statement contains information relating to our Annual Meeting of Common Stockholders, which will be held on Thursday, April 22, 2010, beginning at 1:00 p.m., at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, and at any postponement or adjournment of that meeting. We are first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about March 12, 2010. For purposes of this Proxy Statement, unless the context indicates otherwise, the use of the words “we,” “us,” “our,” “Company” and “Cytec” shall refer to Cytec Industries Inc.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 22, 2010: The Proxy Statement is available at www.proxyvote.com.

ABOUT THE MEETING AND THIS PROXY STATEMENT

What is the purpose of the meeting?

At the annual meeting, stockholders will vote (i) to elect four directors, and (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2010. In addition, our management will be present to report on our Company and respond to questions from stockholders.

Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you requested one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 12, 2010.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, February 26, 2010, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting to obtain an admission ticket.

What is a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares of common stock outstanding on the record date will constitute a quorum. A quorum is necessary for business to be conducted at the meeting. As of the record date, 48,795,265 shares of our common stock were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

The accompanying proxy is solicited by our Board of Directors. You may vote by Internet or telephone by following the instructions on the enclosed proxy card or you may complete and properly sign the accompanying proxy card and return it to us. If voted by any of these methods, your vote will be cast as you direct. Do not return the proxy card if you vote by Internet or telephone. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card bearing a later date. A vote by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently voting by Internet or telephone, or by attending the annual meeting and voting in person.

How do I vote my Savings Plan shares?

If you participate in our Employee Savings and Profit Sharing Plan, Employee Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by April 19, 2010. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all participants in the respective plan.

What are Our Board’s recommendations?

Our Board of Directors recommends that you vote (i) to elect the nominated slate of directors, and (ii) to ratify the appointment of KPMG LLP to audit our 2010 consolidated financial statements. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation. The proxy holders will vote in accordance with their own discretion with respect to any other matter that properly comes before the meeting.

CORPORATE GOVERNANCE

Our Board of Directors seeks to ensure that our business is managed in the best long-term interests of our stockholders. Our business is conducted by our employees under the direction of our Chief Executive Officer (“CEO”) and our other officers and managers. Our Board of Directors provides oversight to the CEO and other officers and managers as it reviews and approves our major business and financial strategies. Our Board also approves significant capital projects and commitments, acquisitions, divestitures and long-term financings. Our Board is responsible for hiring and assessing the performance of the CEO and determining his compensation and, through the Compensation and Management Development Committee, the compensation of our other officers. Our Board regularly reviews succession planning strategy and plans for the CEO and other senior officers. Our Board believes that it is critical that we operate in compliance with all applicable laws and to the highest ethical standard. Our Board believes that the long-term interests of our stockholders are advanced by appropriately addressing concerns of other stakeholders affected by our actions, including our employees and the communities in which we operate.

A summary of certain important corporate governance practices follows:

Director Independence

A majority of our directors must be independent directors under the New York Stock Exchange (“NYSE”) Listed Company Rules. The NYSE Rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, material stockholder or officer of an organization that has a relationship with us). In addition to the NYSE Rules regarding independence, our Board has adopted the following standards in determining whether a director has a material relationship with us:

•              the individual may not have been an employee of ours or any of our affiliates within the preceding five years;

•              the individual may not have within the previous five years been affiliated with or employed by an entity that has served as our auditor within the last five years;

•              the individual may not have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that employs such person;

•              no immediate family member of the individual may fall within any of the preceding three categories; and

•              the individual may not have received any compensation from us within the past year other than for serving as a director.

Based on these independence standards and all of the relevant facts and circumstances, our Board determined that all of our directors are independent with the exception of Shane Fleming, our current Chairman, President and CEO.

Standards and Qualifications for Directors

Our Board has established the following standards for individuals to serve on our Board of Directors:

•              Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•              Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

•              Directors are required to inform our Chairman of the Board of any significant change in their personal circumstances, including a change in their principal job responsibilities or acceptance of another directorship; and

•              Directors are not eligible for re-election as a director on or after their 72nd birthday unless the other directors meeting in executive session approve an exception.

Our Governance Committee also considers the diversity of skills and experiences a new nominee would bring to the Board. The Committee believes it is highly desirable that each of the following backgrounds be represented by at least one independent director: an audit committee financial expert; a CEO or former CEO; experience in the chemical or other manufacturing industries; experience in safety, health and environmental issues, experience in technology issues; experience in industrial marketing issues; experience in global business operations; and experience in legal, regulatory and governmental affairs. The Governance Committee assesses the overall composition of the Board of Directors on an annual basis against these criteria to determine whether any new directors should be recruited, and if so, the particular skills and experiences that might be desirable. The primary consideration in determining whether an existing director should be nominated for an additional term is whether that individual has been making an effective contribution to the Board of Directors during the preceding year. Based on their contributions to the effectiveness of the Board during the preceding year, the Governance Committee and the Board concluded that each of the directors whose term is expiring at the 2010 annual meeting of stockholders should be nominated to serve for an additional term.

Our Governance Committee typically uses the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director. Our Governance Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. The Governance Committee will review possible nominees for director suggested by stockholders generally in the same manner as those suggested by its retained search firm except that it will also consider the background of the stockholder making the recommendation, the stockholder’s reasons for suggesting a candidate and the relations between the stockholder and the suggested candidate.

Principles of Corporate Governance/Committee Charters/Codes of Ethics

We have published on our website (www.cytec.com) our Principles of Corporate Governance, the charter of each of the Audit, Compensation and Management Development, Environmental, Health and Safety, Governance and Technology Committees of our Board, as well as our Code of Conduct that applies to our directors and all employees, our Code of Ethics for Financial Executives and our Code of Ethics for Senior Executives. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by our Board and any such waivers or amendments will be disclosed promptly by us by posting such waivers or amendments on our website. Additionally, the Audit Committee is informed of any waivers of the Code of Conduct for any of our employees. Copies of each of the Principles of Corporate Governance, the Committee charters and the codes of ethics referred to above are also available free of charge by writing to our Secretary, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424.

Board Leadership Structure and Role in Risk Oversight

Shane Fleming has been our Chairman of the Board, President and CEO since January 1, 2009. Chris A. Davis, Director and Chair of the Audit Committee, has been our Lead Director since April 2008. Under our policy of rotating the Lead Director responsibility every two years, we anticipate that Anthony G. Fernandes, Director and Chair of the Compensation and Management Development Committee, will become Lead Director in April 2010.

Our independent directors generally meet in executive session without our Chairman or management present at each regularly scheduled Board meeting. The Lead Director presides over these meetings to provide continuity and focus for these sessions. The Lead Director is responsible for (i) briefing the Chairman of the Board, as appropriate, following such executive sessions; (ii) presiding at meetings of the Board in the absence or at the request of the Chairman of the Board; (iii) acting as a liaison between the independent directors and the Chairman of the Board including with respect to matters to be covered at Board meetings; and (iv) calling additional meetings of the independent directors as appropriate in the judgment of the Lead Director. The Lead Director is also available, as necessary and appropriate, to communicate with important stockholders and may have such other responsibilities as may be designated by the Board. The role of Lead Director rotates among the chairs of the Governance Committee, the Audit Committee and the Compensation and Management Development Committee every second year.

The Company believes that combining the roles of Chairman of the Board, President and CEO in one person in combination with a Lead Director is currently the best governance structure for the Company because it promotes unified leadership, timely decision-making and effective management of Company resources, while also providing effective channels for board oversight and feedback from the Board and stockholders.

The Board of Directors reviews management’s assessment of material enterprise risks on an annual basis. The assessment covers certain material strategic, operational, financial/economic, political and other risks, the probability and potential impact of the risks as well and mitigating actions in place or planned. In addition, the Board reviews a similar risk assessment specific to any capital or other significant project which requires Board approval.

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties may communicate directly to our Board of Directors or all of the non-management directors as a group with regard to Cytec. Any such communication may be mailed to the Cytec Compliance Office, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424 or submitted in any other manner described on the Compliance Office page of our web site (www.cytec.com). All such communications shall be promptly reviewed by our Compliance Office and sent to the Board of Directors or all of the non-management directors as a group, as appropriate.

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

2010	2011	2012
Chris A. Davis	Anthony G. Fernandes	Barry C. Johnson
Shane D. Fleming	Jerry R. Satrum	Carol P. Lowe
Louis L. Hoynes, Jr.	Raymond P. Sharpe	Thomas W. Rabaut
William P. Powell		James R. Stanley

The Board of Directors held nine meetings during 2009 and each director attended at least seventy-five percent of the Board and respective committee meetings held while she or he was a director. All directors attended the 2009 Annual Meeting of Stockholders.

Committees of the Board

To increase its effectiveness and efficiency, our Board of Directors has established five committees to which it has delegated substantial responsibilities. The duties and responsibilities of our Board Committees are set forth in charters which have been approved by our Board of Directors. The charters may be viewed on our website (www.Cytec.com). Set forth below is certain information about these Committees.

•              Audit Committee.    Our Audit Committee is comprised of Ms. Davis (Chair), Ms. Lowe and Messrs. Powell and Satrum. The Audit Committee is empowered by the Board of Directors to, among other things, assist in the oversight of our: accounting and financial reporting processes and internal controls and the integrity of our financial statements; annual audit and our internal audit function; and compliance with legal and regulatory requirements as they may impact our financial statements. The Audit Committee also has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (the “auditors”).

Our Board has determined that each of the members of the Audit Committee is financially literate, has a basic understanding of finance and accounting, is able to read and understand fundamental financial statements, and is an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. Our Board has also determined that each member of the Audit Committee is an independent director, based on the NYSE listing rules, the exchange on which our shares of common stock are listed, the Securities and Exchange Commission’s additional independence requirements for audit committee members, and our Principles of Corporate Governance.

The Audit Committee held twelve meetings during 2009. The Audit Committee’s report on its activities during 2009 appears later in this proxy statement under the caption “Audit Committee Report.”

•              Compensation and Management Development Committee.    Our Compensation and Management Development Committee is comprised of Messrs. Fernandes (Chair), Hoynes, Rabaut and Satrum. Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. The Compensation Committee’s purpose is to review and approve compensation arrangements for our officers other than our Chief Executive Officer (the “CEO”) and to review and recommend for approval to our Board of Directors the compensation for the CEO. The Compensation Committee also approves the amount of equity awards to be awarded to each of our non-officers (including assistant officers) (“Non-Officers”). The Compensation Committee may delegate to our CEO the authority to allocate and award equity grants to Non-Officers up to an amount not to exceed the number approved by our Compensation Committee. This Committee also approves compensation plans for our officers, authorizes incentive compensation and equity-based plans, evaluates our CEO’s and other officers’ performances against established goals and objectives, and makes related recommendations. This Committee also reviews succession plans for our CEO and other executive management positions. Our Compensation and Management Development Committee held five meetings during 2009.

•              Environmental, Health and Safety Committee.    Our Environmental, Health and Safety Committee is comprised of Ms. Lowe and Messrs. Sharpe and Stanley (Chair). This Committee reviews, monitors and, as it deems appropriate, advises our Board of Directors with respect to our policies and practices in the areas of occupational health and safety and environmental affairs. The Environmental, Health and Safety Committee held two meetings during 2009.

•              Governance Committee.    Our Governance Committee is comprised of Messrs. Fernandes, Johnson, Hoynes and Powell (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee was responsible for developing and recommending to the Board our Principles of Corporate Governance and is responsible for periodically reviewing and recommending changes to such principles. This Committee makes recommendations to the Board on candidates for election to our Board. The Committee also recommends committee assignments for directors and periodically reviews and recommends changes in the compensation of our directors. Our Governance Committee held five meetings during 2009.

•              Technology Committee.    Our Technology Committee is comprised of Messrs. Johnson (Chair), Sharpe and Stanley. This Committee reviews and makes recommendations to our management regarding the strength and integrity of our research and new product development processes and disciplines and reviews the talent resource plans within our research and development organization. In addition, this Committee advises our Board of Directors on the Company’s management of scientific and technology matters. The Technology Committee held two meetings during 2009.

AUDIT COMMITTEE REPORT

The Audit Committee’s powers and responsibilities, and the qualifications required of each of its members, are set forth in the Audit Committee Charter (the “Charter”). The full text of the Audit Committee Charter may be viewed on the Company’s website (www.cytec.com).

Responsibilities.    This Committee meets periodically with Cytec’s auditors, internal auditors and management, including with each in executive session. Management is solely responsible for the consolidated financial statements and the financial reporting process, including the system of internal controls. Management has represented to this Committee and the Board of Directors that the consolidated financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments and that an evaluation was carried out under the supervision and with the participation of Cytec’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Cytec’s internal control over financial reporting as of December 31, 2009. Cytec’s auditors, KPMG LLP (“KPMG”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Cytec’s internal control over financial reporting.

Independence.    This Committee pre-approves all services provided by KPMG and the related fee paid to them including audit and non-audit services, and considers the effect of such services and the related fees on KPMG’s independence. Details regarding fees paid to KPMG during the years 2009 and 2008 are set forth in this proxy statement under the caption “Fees Paid to the Auditors.” This Committee has concluded that the services provided by KPMG and the compensation therefor are compatible with maintaining KPMG’s independence.

Recommendation.    This Committee reviewed Cytec’s audited consolidated financial statements at, and for the year ended, December 31, 2009, and discussed such consolidated financial statements with management and the auditors, and recommended to the Board of Directors that such consolidated financial statements be included in Cytec’s Annual Report on Form 10-K for 2009. This recommendation was based on: this Committee’s review of the audited consolidated financial statements; discussion of the consolidated financial statements with management; discussion with KPMG of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, discussion with KPMG regarding KPMG’s independence as well as other matters including the written material disclosed below; receipt from KPMG of the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; receipt from KPMG of the written disclosures and letter required by Public Company Accounting Oversight Board Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements); receipt of the document entitled “KPMG-Our System of Quality Controls” and related addendum; and KPMG’s confirmation that it would issue its opinions that (i) the consolidated financial statements present fairly, in all material respects, Cytec’s financial position and the results of Cytec’s operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and (ii) Cytec has maintained effective internal controls over financial reporting as of December 31, 2009, in all material respects.

C.A. Davis, Chairperson

C. P. Lowe

W.P. Powell

J.R. Satrum

February 23, 2010

AGENDA ITEM 1

ELECTION OF DIRECTORS

In accordance with the recommendation of the Governance Committee, our Board of Directors has nominated Chris A. Davis, Shane D. Fleming, Louis L. Hoynes Jr., and William P. Powell for election as directors for three-year terms ending at the 2013 Annual Meeting of Common Stockholders until a successor is duly elected and qualified. Each nominee is currently serving as a director. Each nominee has consented to serve if elected. The nominees’ biographies, as well as the biographies of the other directors, are set forth below.

Our Board of Directors recommends a vote for the election of each of these nominees as directors.

If at the time of the meeting any of the nominees is not available to serve as director, an event which our Board does not anticipate, the proxies will be voted for a substitute nominee or nominees designated by or at the direction of our Board, unless our Board has taken prior action to reduce the size of the Board.

Cytec’s By-laws require that in order to be elected in an uncontested election, a director nominee must receive a majority of the votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws, each director not elected by our stockholders shall tender his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Such action may include, among other things, reducing the total number of members that sit on our Board within the limitations set forth in our By-laws. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date that the election results were certified.

Board of Directors Membership

Set forth below is certain information concerning the nominees and our other directors whose terms of office will continue after the meeting.

Chris A. Davis, age 59, has been our director since April 2000. Ms. Davis has been a general partner of Forstmann Little & Co. (“Forstmann”) since November 2005 and was previously a Special Limited Partner since August 2001. Ms. Davis was Chairman of McLeodUSA (“McLeodUSA”), a telecommunication services provider, from August 2005 until January 2006 and was Chairman and Chief Executive Officer from April 2002 until August 2005. Prior to this, Ms. Davis was Chief Operating and Financial Officer of McLeodUSA from August 2001 until April 2002. Prior to her positions at McLeodUSA, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000. From July 1993 through April 2000, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer and a director of Gulfstream Aerospace Corp. and, upon General Dynamics Corporation’s acquisition of Gulfstream in July 1999, a vice president of General Dynamics Corporation. Before joining Gulfstream in 1993, Ms. Davis held numerous financial positions during her 17 year career at General Electric Company. McLeodUSA filed for a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in October 2005 and emerged from bankruptcy protection in January 2006. Ms. Davis currently serves as a director of Rockwell Collins, Inc. and at times during the past five years also served as a director of Aviall, Inc., Wolverine Tube Inc. and McLeod USA.

Anthony G. Fernandes, age 64, has been our director since July 2002. Mr. Fernandes was Chairman, Chief Executive Officer and President of Philip Services Corporation, an industrial services and integrated metals recovery company, from 1999 to 2002. Prior to joining Philip Services, Mr. Fernandes worked at Atlantic Richfield Company for more than 30 years, including from 1994 to 1999 as Executive Vice President and director. In addition, from 1997 to 1998 he was chairman of ARCO Chemical Co., a publicly traded company owned 80% by Atlantic Richfield. Mr. Fernandes currently serves as a director of ABM Industries Inc., Baker Hughes Corporation, and Black and Veatch, and at times during the past five years, also served as a director of Tower Automotive LLC.

Shane D. Fleming, age 51, became our Chairman of the Board, President and Chief Executive Officer on January 1, 2009. Prior thereto, he was our President and Chief Operating Officer since June 2008. Mr. Fleming joined the Cytec predecessor company in 1983 in the Mining Chemicals group, and over the years has taken positions of increasing responsibility in the USA, Australia, and in the Asia Pacific region. In 2003, Mr. Fleming took global responsibility for Cytec’s specialty chemicals business and then in 2005, following the acquisition of the UCB chemicals business, he relocated to Brussels to assume full responsibility for the combined specialty chemical operations.

Louis L. Hoynes, Jr., age 74, has been our director since December 1994. Until September 2004, Mr. Hoynes was elected to the Board on an annual basis by the holder of our Series C Preferred Stock. After we redeemed the Series C Preferred Stock in September 2004, Mr. Hoynes’ term automatically ended. Our Board then elected Mr. Hoynes to fill a vacancy on our Board. Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement on July 1, 2003, having served in that capacity since 1990. Prior to that time he was a partner in the law firm of Willkie Farr & Gallagher.

Barry C. Johnson, age 66, has been our director since August 2003. Dr. Johnson is retired Dean, College of Engineering at Villanova University, having served in that position from August 2002 until March 2006. Previously, he served as Chief Technology Officer of Honeywell International Inc. from July 2000 to April 2002. Before that Dr. Johnson served as Corporate Vice President of Motorola, Inc. and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson currently serves as a director of Rockwell Automation, Inc. and IDEXX Laboratories, Inc.

Carol P. Lowe, age 44, has been our director since October 2007. In November 2008, Ms. Lowe was named President of Trail King Industries, Inc., a subsidiary of Carlisle Companies, Inc., a global diversified manufacturing company. Ms. Lowe served as the Vice President and Chief Financial Officer of Carlisle Companies, Inc., from 2004 until November 2008 and its Treasurer from 2002 through 2004. Prior to joining Carlisle, Ms. Lowe spent eight years at National Gypsum Company where she held various accounting and treasury positions including Treasurer. Preceding that, she spent seven years with Ernst & Young. Ms. Lowe is a Certified Public Accountant.

William P. Powell, age 54, has been our director since our formation in December 1993. Until March 2008, Mr. Powell was a Managing Director of Williams Street Advisors LLC, a merchant banking firm, having served in that capacity since May 2001. Mr. Powell recently formed 535 Partners LLC, a family office. Prior to Williams Street, he had been Managing Director, Corporate Finance, of UBS Warburg LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991. Mr. Powell currently serves as a director of CONSOL Energy, Inc.

Thomas W. Rabaut, age 61, has been our director since February 2007. Mr. Rabaut currently serves as a senior advisor to the Carlyle Group, a private equity firm. Prior thereto, he was President and Chief Executive Officer of United Defense Industries Inc. and its predecessors from 1994 until June 2005 when it was acquired by BAE Systems PLC. Mr. Rabaut then served as President of the Land & Armaments Group of BAE Systems until his retirement in January 2007. Mr. Rabaut currently serves as a director of Kaman Corporation.

Jerry R. Satrum, age 65, has been our director since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf’s Chief Executive Officer (1991-1998), President (1989-1997) and Vice President – Finance and Treasurer (from its inception until 1989). At times during the past five years, Mr. Satrum served as a director of Georgia Gulf Corporation.

Raymond P. Sharpe, age 61, has been our director since April 2005. He has been President and CEO of Isola Group, a privately held manufacturer of base materials for printed circuit boards since June 2004. The principal investor in Isola Group is the Texas Pacific Group. For more than ten years prior thereto, he was CEO of the Cookson Electronics Division of Cookson Group PLC., London, UK. Mr. Sharpe served as Director of Cookson Group PLC from 1995 until 2004 and as a Director of SPS Technologies Inc., a manufacturer of aerospace components, from 1994 until 2004.

James R. Stanley, age 66, has been our director since October 2001. Mr. Stanley retired as President and Chief Executive Officer of Howmet Corporation, a manufacturer of turbine engine components used in jet aircraft and industrial gas power generation that is a wholly-owned subsidiary of Alcoa Inc., in January, 2003. He had served in that capacity since July, 2000. Prior to that time, Mr. Stanley had served as a Senior Vice President of Howmet for more than five years.

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT

OF THE AUDITORS

RESOLVED, that the appointment by our Audit Committee of the firm of KPMG to audit our 2010 consolidated financial statements is hereby ratified.

Our Audit Committee has selected KPMG as the auditors to perform the audit of our financial statements for 2010. KPMG has audited our consolidated financial statements since our inception in 1993. KPMG has offices or affiliates at or near most of the locations where we operate. KPMG is an independent registered public accounting firm.

Before making its recommendation for appointment, the Audit Committee carefully considered KPMG’s qualifications. This consideration included a review of KPMG’s performance in prior years, its independence, as well as its reputation for integrity and for competence in the fields of accounting and auditing. Our Audit Committee has expressed its satisfaction with KPMG. In February 2010, KPMG advised the Audit Committee that it believed that the resolution of all litigation against KPMG will not affect its ability to serve as our auditors.

Representatives of KPMG will attend the Annual Meeting and may make a statement if they desire to do so. They will also be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the appointment of KPMG as our auditors as a matter of good corporate practice because ratification is not legally required. Even if the appointment is ratified, our Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of our auditors. Because abstentions are deemed to be “shares present” at the meeting, they will have the same effect as a vote “against” this matter. If Agenda Item 2 does not pass, the appointment of auditors will be reconsidered by our Audit Committee.

Our Board of Directors unanimously recommends that stockholders vote for the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2010.

FEES PAID TO THE AUDITORS

Pre-Approval Policies and Procedures.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by the auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee specifically pre-approves all audit fees, audit-related fees, tax service fees and all other fees. Our Audit Committee has delegated authority to the Chair of the Committee to approve any services not exceeding $50,000 not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval. During the years ended December 31, 2009, and 2008, all services provided by the auditors received specific pre-approval.

In connection with the audit of the 2010 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will perform its audit services. Under the terms of this letter, we agreed to arbitrate any disputes and that we are not entitled to punitive damages.

Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of our consolidated financial statements, and related internal control over financial reporting included in Form 10-K, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including issuance of consents, for the years ended December 31, 2009, and 2008, were approximately $4.0 million and $4.5 million, respectively.

Audit-Related Fees.    There were no audit-related fees in 2009 or 2008.

Tax Fees.    The aggregate fees billed by KPMG for tax services, primarily services regarding the preparation of certain of our international legal entities’ income tax returns, for the years ended December 31, 2009, and 2008, were approximately $0.8 million and $1.0 million respectively.

All Other Fees.    We did not utilize KPMG for any other services during the two years ended December 31, 2009.

As advised in the Audit Committee Report, our Audit Committee considered whether, and concluded that, provision of these services is compatible with maintaining KPMG’s independence.

CYTEC STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of January 31, 2010, the total beneficial ownership of Cytec’s Common Stock by Cytec’s directors and the five executive officers named in the Summary Compensation table (see the “Executive Compensation” portion of this proxy statement):

Beneficial Stock Ownership of Directors and Executive Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares(3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership	Percent of Class
F. Aranzana							25,833		25,833	(5)
W.N. Avrin	13,677		11,818				169,732		195,227	0.4
C.A. Davis	7,017				8,526		28,500		44,043	(5)
D.M. Drillock	10,750		22,796		13,890		142,832		190,268	0.4
A.G. Fernandes	10,001				9,343		15,000		34,344	(5)
S.D. Fleming	17,272		40,559		15,612		110,749		184,192	0.4
L.L. Hoynes, Jr	7,097				8,526		6,000		21,623	(5)
B.C. Johnson	6,807				2,558		10,500		19,865	(5)
C.P. Lowe	5,966				5,069				11,035	(5)
W.P. Powell	12,177						24,000		36,177	(5)
T.W. Rabaut	12,258				4,416				16,674	(5)
J.R. Satrum	33,072						24,000		57,072	0.1
R.P. Sharpe	7,596				8,324		6,000		21,920	(5)
R. Smith	15,168		26,955		15,565		135,632		193,320	0.4
S.C. Speak	1,250		15,879		17,710		86,166		121,005	0.2
J.R. Stanley	7,306				4,110		10,500		21,916	(5)

All directors and officers as a group (18 persons)	188,908		123,748		124,316		893,610		1,341,249	2.7

(1)	Includes for Mr. Fernandes, shares held in family trusts or foundations. Also includes for each of Messrs. Hoynes and Sharpe, shares owned jointly with his wife. Excludes for Mr. Smith, 1,000 shares for which he disclaims beneficial ownership.

(2)	Represents the officers’ proportionate share of our Common Stock held by the Cytec Employees’ Savings & Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan at January 31, 2010. In the case of Mr. Smith and all directors and officers as a group, also includes shares held in an Individual Retirement Account.

(3)	Shares issuable under our 1993 Stock Award and Incentive Plan (the “1993 Plan”) following termination of employment or, as to the directors, retirement from the Board of Directors.

(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock.

(5)	Less than 0.1%

None of the shares reflected in the stock ownership table have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of 120 Forms 3, 4 and 5 received by us, we believe that with respect to 2009 all but 2 filings required under Section 16(a) of the Securities Exchange Act of 1934 were filed timely. Due to administrative errors, one Form 4 relating to an option granted to Mr. Lilley, our former director, was filed one day late and one Form 5 for Mr. Speak was filed five days late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	5,079,555 Shares(2)	10.4

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 1002	3,361,102 Shares(3)	6.90

Common Stock	Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	2,792,698 Shares(4)	5.73

Common Stock	Wellington Management Company LLP 75 State Street Boston, MA 02109	2,518,405 Shares(5)	5.2

(1)	Percent of class based on shares outstanding at December 31, 2009.

(2)	Per Schedule 13G, filed February 16, 2010, which reports beneficial ownership as of December 31, 2010 (i) sole power to vote or direct the vote as to 2,655 shares, and (ii) sole power to dispose or to direct the disposition of 5,079,555 shares.

(3)	Per Schedule 13G, filed January 29, 2010, which reports beneficial ownership of six funds aggregating as of December 31, 2009 (i) sole power to vote or direct the vote as to 3,361,102 shares, and (ii) sole power to dispose or direct the disposition of 3,361,102 shares.

(4)	Per Schedule 13G, filed February 8, 2010, which reports beneficial ownership as Trustee of the Cytec Employees’ Savings and Profit Sharing Plan as of December 31, 2009 (i) shared power to vote 2,792,698 shares, and (ii) shared power to dispose of 2,792,698 shares.

(5)	Per Schedule 13G, filed February 12, 2010, which reports beneficial ownership as of December 31, 2010 (i) shared power to vote or direct the vote of 1,839,835 shares, and (ii) shared power to dispose or to direct the disposition of 2,518,405 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Policy on Transactions with Related Person, any related party transaction which would be required to be reported in the Company’s annual proxy statement under applicable laws and regulations must be approved in advance by the Governance Committee of our Board of Directors. In considering whether or not to approve such transaction, the Governance Committee shall consider the following factors: (i) is the proposed transaction in the ordinary course of business of the Company and the Related Person; (ii) are any alternate transactions available; (iii) is the transaction on terms at least as favorable to the Company as available from unrelated third parties; (iv) does the transaction pose any more risks to the Company than alternate transitions available from unrelated third parties; and (v) such other factors as the Governance Committee may consider relevant or important to its decision.

There were no transactions during 2009, and there are no currently proposed transactions, involving more than $120,000 in which Cytec was or is to be a participant and in which any executive officer or director has a direct or indirect material interest other than the compensation arrangements described in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation programs including our philosophy, key program elements, and how executive compensation decisions were made for 2009 affecting our Chief Executive Officer, Chief Financial Officer and other executive officers. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

The Company strives to reward our executive officers for the results they achieve as well as the manner in which they achieve them. Fiscal year 2009 presented unprecedented global economic challenges and a profoundly changed business environment. The Company did not issue an annual merit increase to executive officers in 2009, reduced the annual incentive payout opportunity for all executive officers by 40%, suspended the 401(k) company match for eight months for U.S. executive officers and required a two-week, unpaid furlough for its non-U.S. executive officer. Actions led by the Company’s executive officers in 2009 include consolidation of operations, improvement of working capital, asset restructuring, reductions in force actions and furloughs.

The Role of the Compensation and Management Development Committee

The Compensation and Management Development Committee of the Company’s Board of Directors (referred to as “Committee” in this CD&A) is responsible for reviewing and approving all compensation arrangements and policies for all of our executive officers other than the CEO, and for reviewing and recommending to the independent Directors of the Board compensation arrangements for the CEO. The Committee meets at least three times annually. At a minimum, the Committee annually determines (a) the amount of salary adjustments, annual incentives and long-term incentives (LTIs) awarded to executive officers; (b) the criteria for achieving annual and LTI awards; and (c) whether the conditions for the payment of past awards have been met. It also evaluates its own performance annually. To the extent these matters relate to compensation of the CEO, they are also approved or ratified by the independent directors of the Board. The Committee periodically reviews all of the components of our compensation program to make sure they are in line with business strategy, regulatory requirements, and stockholder interest, and remain competitive in light of changing standards and market conditions.

Each year the Committee retains an independent compensation consultant to provide expertise and guidance on executive compensation program design, market place trends, regulatory requirements and best practices. The independent consultant participates in Committee meetings and is accountable to the Committee. The consultant reviews and provides objective perspectives on all proposals regarding executive compensation presented to the Committee and identifies any issues or concerns.

As part of the 2009 annual executive officer compensation review, the Committee retained a predecessor of Towers Watson (Towers) as the Committee’s independent executive compensation consultant. Towers has been the Committee’s independent consultant since 2007. To assist the Committee with compensation decisions regarding fiscal year 2009, Towers provided the Committee with an analysis on executive compensation market trends, best practices, regulatory requirements, and industry long-term incentive compensation program design as well as a comprehensive competitive review of each of our executive officers’ total direct compensation.

The Company paid approximately $1.45 million in aggregate fees to Towers during 2009 for executive compensation consulting and other human resources related services consisting of:

•              Executive compensation consulting services ($141,383);

•              Human capital management and health and welfare benefit services ($425,287);

•              Foreign health and welfare benefit services ($364,677);

•              Actuarial and retirement benefit trust related fees ($398,993); and

•              Foreign actuarial and retirement benefit trust related fees ($114,426).

Towers has provided human resources related services to the Company since 2001. The Committee approved the services and related fees for Towers’ non-executive compensation consulting services provided to the Company in 2009.

Compensation Program Objectives

Our executive compensation program is designed to:

•              Pay for Performance – by allocating a significant portion of executive compensation in long and short-term “incentive” pay which is dependent on the achievement of pre-established goals that are critical to our long-term business strategies and short-term business priorities. Pay for performance encourages our executive officers to make prudent decisions based on these pre-established goals in relationship to dynamic market changes and implications. Pay “opportunity” is higher for goals that are achieved or exceeded, and pay is at risk of forfeiture for goals that are not achieved or partially achieved.

•              Align our Executives Financial Interests with our Stockholders’ Interests – by linking a significant portion of executive pay “opportunity” to the performance of the Company’s stock price and emphasizing stock ownership through mandated requirements, we incent our executive officers to remain focused on total stockholder return over the long-term.

•              Pay Competitively – by designing compensation programs that are within equitable market ranges. This enables the Company to retain highly competent, performance-oriented executives and remain competitive in attracting well-qualified industry talent. Providing competitive pay programs to our executive officers encourages sustained individual performance.

Compensation Program Philosophy

The Committee targets total direct compensation at a competitive level consisting of base salaries at 5% below the median of a competitive benchmark, annual incentives as a percentage of base salary at the median of a competitive benchmark, and long-term incentives, which consist of performance cash with a three-year term and stock options with a ten-year term, at the 62.5 percentile of a competitive benchmark for each executive officer. The Committee believes this compensation philosophy reduces fixed costs and emphasizes long-term financial results that will enhance the value of the Company’s stock over time. The Committee believes this compensation structure and the performance metrics utilized in determining incentive payments are likely to result in our executives earning above median compensation over the longer term only when stockholders are also enjoying positive returns on their investments. We place more weight on both performance-based compensation and long-term compensation for those executive positions with the broadest scope, primarily our CEO.

Total Direct Compensation Components

Our executive total direct compensation program for 2009 had three basic components: (i) base salary, (ii) annual incentives, and (iii) LTIs consisting of performance cash with a three-year term and ten-year stock options. These components are discussed in more detail below. We also maintain benefit programs for our employees and our executive officers that we believe are competitive with those of our competitors. These are discussed in more detail under the heading “Benefits” below.

Each year, the CEO and the Vice President, Human Resources review with the Committee the competitive compensation data and information provided by the Committee’s independent compensation consultant. Based on feedback from the Committee regarding the competitive external compensation data and the CEO’s view of each executive officer’s performance, the CEO and Vice President, Human Resources recommend annual salary adjustments, annual incentive awards and annual grants of long-term incentives for each officer. The Committee reviews these recommendations along with the competitive benchmark data, and determines the final annual salary adjustments, annual incentive awards and annual grants of long-term incentive awards for all executive officers, other than the CEO. The Committee reviews competitive benchmark data for the CEO and the performance of the CEO with the independent Directors of the Board and makes recommendations on the CEO’s salary and incentive awards. The independent directors discuss these recommendations, revise them if appropriate, and then determine the final salary adjustment, annual incentive award and annual grant of long-term incentive awards for the CEO. Except as described above, the CEO does not participate in this process. Salary adjustments and changes in the annual incentive awards and long-term incentive awards are the principle means used to ensure that each officer’s compensation is based on his or her performance.

Base Salary:    The target base salary for each executive officer is 5% below the median of a competitive benchmark. The objective of base salary is to provide fixed compensation to executive officers for the performance of core job responsibilities and duties. Individual base salaries are based on experience, skill, and responsibility levels, sustained individual performance and internal equity. None of our executive officers received an increase in base salary in 2009 with the exception of our Chief Operating Officer, commensurate with his promotion to CEO on January 1, 2009.

Annual Incentive Plan:    The target annual incentive for each executive officer, as a percentage of base salary, is generally the median of a competitive benchmark. Individual targets are set based on experience, responsibility level, sustained individual performance and internal equity. Because our targets for base salaries are slightly below median, our target annual incentive payments are also slightly below median. The objectives of our annual incentive plan are to reinforce annual priorities and motivate executive officers to achieve the financial and operational performance goals that are important for the Company’s performance in a specific year. The Committee sets the target performance goals for receiving an award typically in the beginning of the relevant performance period. Generally, the actual annual incentive award paid can range from 0 to 200% of the target percentage based on achievement of the pre-established goals.

Prior to 2009, the annual incentive multiplier (the “Corporate Incentive”) for all executive officers other than Business Unit Presidents was based 60% on achievement of fully diluted earnings per share adjusted to exclude special items (“adjusted EPS”) and 40% on achievement of important non-financial corporate objectives. The annual incentive multiplier for Business Unit Presidents had been based 70% on achievement of the EBIT target and specified non-financial objectives of their respective business units and 30% on the Corporate Incentive. In light of the projected economic challenges in 2009, the Committee added an enterprise net working capital days improvement metric (“working capital improvement”) to the annual incentive plan for all executive officers for the 2009 performance year. The Committee believed that the working capital improvement initiative would drive the appropriate behavior to ensure the financial health of the Company in 2009 and to position the Company for sustained financial performance beyond 2009.

The 2009 Corporate Incentive was based 30% on achieving a target reduction of 23 days in working capital, 30% on achievement of $2.55 adjusted EPS and 40% on achievement of strategic non-financial corporate objectives. The annual incentive multiplier for Business Unit Presidents was based 30% on achieving a target reduction of 23 days in working capital, 30% on achievement of the business EBIT target, 30% on achievement of strategic business unit non-financial objectives and 10% on achievement of strategic non-financial corporate objectives. Early in 2009, the Committee, consistent with management’s recommendation decided to eliminate any payout on the non-financial objectives component of the 2009 annual incentive plan for executive officers.

The Committee reviewed the actual adjusted EPS against the adjusted EPS target for the year and the actual working capital improvement against the target for the year to determine the combined full incentive amount. The payout amounts on the annual cash incentive plan and all other compensation for the CEO are subject to approval by the independent directors of the Company’s Board. Adjusted EPS is a non-GAAP financial measure that is calculated by excluding special items such as restructurings, asset impairments and gains on sales of assets among other items, which are discussed as special items in our quarterly earnings releases. Working capital improvement is measured as the change in average number of days of working capital in the fourth quarter of 2009 from the average number of days of working capital in the fourth quarter of 2008. Working capital is defined as the number of days of trade receivables outstanding plus the number of days inventory supply on hand less the number of days of trade payables outstanding.

The Committee set the adjusted EPS target based on the 2009 budget and the target for working capital improvement based on a one turn reduction of working capital. The Committee sets the non-financial objectives target based on the significance of the objectives in the overall achievement of important business priorities during that year after considering the CEO’s recommendations in regard thereto.

The Company did not meet its threshold EPS goal in 2009; therefore, the payout for this metric was 0%. The Company exceeded its working capital improvement goal at the maximum target level of 32 days for 2009. The working capital improvement metric payout for our executive officers was at the maximum 200% with a 30% weighting of this metric in the plan for an overall payout of 60% of individual annual incentive target amounts. The Committee has the discretion to adjust the financial and non-financial targets under the annual incentive plan as it deems appropriate. The Committee did not use its discretion to adjust the achievement of the adjusted EPS or working capital improvement financial goals in determining the 2009 annual incentive amount payable. The annual incentives for the 2009 performance period paid to the named executive officers consistent with these determinations are set forth in the Summary Compensation Table. The Committee approved the annual incentives paid to all executive officers other than the CEO and the independent directors of the Board approved the annual incentive paid to the CEO.

Long-Term Incentives:    The target annual grant of LTIs for each executive officer is at the 62.5 percentile of a competitive benchmark for long-term incentive awards, with individual awards based on experience, sustained individual performance and internal equity. For the Company’s non-U.S. executive officer located in Belgium, the Committee reviews local market cash compensation in relation to long-term incentive values in determining a competitive level of total direct compensation that is aligned with U.S. executive officer compensation. The objectives of our long-term incentive plan are to focus the efforts of executive officers on multi-year results and long-term sustained performance, encourage long-term strategic decision making that is aligned with the best interests of our stockholders, and to maintain a substantial portion of compensation in long-term vehicles for those that are responsible for the Company’s long-term growth and success.

For the past several years, LTIs have consisted of a combination of three-year performance cash or performance stock and ten-year stock appreciation rights or stock options (collectively, stock options). The Committee’s intention is to deliver approximately 30% of the value of the LTIs in performance cash or performance stock and approximately 70% of the value in stock options. Due to the severe decline of the Company’s stock price at the end of 2008, the Committee increased the percentage of the total LTI value provided by performance cash and decreased the percentage of total LTI value provided by stock options granted to our executive officers. The Committee implemented this change to reduce stockholder dilution. For similar reasons, the Committee did not offer executive officers the opportunity to receive performance stock awards in lieu of performance cash awards.

The actual performance awards paid can range from 0 to 200% of target. Payout is based 50% on achievement of target adjusted EPS in the third year after the date of grant and 50% on achievement of target return on invested capital (“ROIC”) in the third year after the date of grant. ROIC measures the economic returns on invested capital and is widely used by investors, analysts and corporate managers to evaluate financial performance. For the past several years, the target for adjusted EPS in the third year has been set at the amount that represents 10% compounded annual growth in adjusted EPS from the year immediately prior to the date of the grant. The target for ROIC in the third year has been based on assets and current liabilities at the prior year end adjusted for projected working capital changes and capital expenditures for the next three years and budgeted operating earnings in the year of the grant compounded by 10% annual growth for the following two years. The 2011 and 2012 performance targets were based on the then-current year budget compounded by 15% for the two remaining years. The higher growth factor was used because of depressed earnings in the base year.

The Committee believes that achievement of these goals is consistent with stockholder interests and the Committee’s fundamental belief that companies with increasing EPS and increasing ROIC will have an appreciating stock price. The Committee believes that three years is an appropriate period of time over which to provide our executive officers incentives to improve the medium term performance of the Company.

The Committee has the discretion to adjust the targets as it deems appropriate. Shortly after year-end of the final year of the award, the Committee meets to review actual ROIC and adjusted EPS against the targets to determine the payout of the performance cash or performance stock in lieu of performance cash. The threshold goals for EPS and ROIC were not achieved in 2009, and as a result, the Committee determined that no award would be payable for 2009 performance.

The exercise price of stock options is equal to the closing price of Cytec common stock on the date of the grant. The stock options vest in equal installments on the first three anniversaries of the date of the grant and expire on the tenth anniversary of the date of grant. The Committee believes that grants of stock options closely align executives’ interests with those of our stockholders because the stock options have value only if the price of the Cytec common stock increases.

Unvested performance awards and unexercised stock options are generally immediately terminated upon voluntary termination by an executive officer. If an executive officer retires, the executive officer retains a pro rata portion of any unvested performance cash or stock and all stock options issued more than eight months previously, and the period in which the executive may exercise any unexercised stock options is reduced to a maximum of three years and four months after the date of the executive’s retirement.

The performance awards and the stock options were granted under the provision of our 1993 Stock Award and Incentive Plan (the “1993 Plan”). The Committee generally grants LTIs to executive officers only on the date of the first meeting of the Committee each year, although the Committee may from time-to-time also grant LTIs on the date an executive officer is hired or promoted. The first meeting of the Committee each year is typically held the day before the Company’s earnings for the preceding year are released. LTIs granted to the CEO are subject to ratification by the independent directors of the Board.

Risk Assessment

The Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally including, but not limited to, eligibility, effects on retention, balance of objectives, alignment with stockholders, affordability, possible unintended consequences and governance. The Committee did not identify any risks arising from these policies or practices reasonably likely to have a material adverse effect on the Company.

Competitive Benchmarking

The Committee relies on competitive benchmarks for total direct compensation for each of its executive officers to help it determine the appropriate compensation for those officers. In determining compensation for executive officers for fiscal year 2009, the Committee requested Towers to establish competitive benchmarks. The Committee used a benchmark weighted 60% to executive compensation in the chemical industry and 40% to executive compensation in the general manufacturing industry. The Committee believed this weighting reflected an appropriate balance of the companies from which the Company might recruit future executives.

The Committee established a group of chemical industry peers that were subject to Securities and Exchange Commission disclosure requirements regarding executive compensation of their five most highly compensated officers (the “Peer Group”) in 2005. The Committee selected the individual companies in the Peer Group because they directly competed with the Company or were similar to the Company in the size and scope of their operations. The Peer Group was balanced by size so that approximately half of the companies had revenues greater than the Company, and the balance had revenues less than the Company. The Committee reviews the Company’s Peer Group annually to ensure each company included in the peer group remains an appropriate benchmark. The Company has continued to use the same Peer Group since 2005 except to the extent companies in the Peer Group were acquired by other entities. The Peer Group for 2009 consisted of the 13 companies listed in the Appendix.

Compensation for executive officer positions generally reported by the Peer Group in their public filings, including the CEO and the CFO, and Towers’ Chemical Industry compensation database, which consisted of 39 companies, were used to develop the 2009 competitive benchmark for the chemical industry for each position. The competitive benchmark for the general manufacturing industry was determined from Towers’ General Manufacturing Industry Executive compensation database, which consisted of compensation data for 191 companies, including all of the companies represented in the Chemical Database. The Chemical Industry and General Manufacturing Industry data was “size-adjusted” for each executive officer position on the basis of job function, and organization size/revenue. Because the data was 2008 compensation data, Towers adjusted the compensation data upwards by 3.75% to reflect estimated overall executive pay movement and to bring the data current to estimated 2009 levels. The Committee does not rely exclusively on this competitive data when determining compensation for executive officers, but also considers job scope and responsibilities, individual performance, and internal alignment. The companies comprising the foregoing databases are listed in the Appendix.

2010 Compensation Program Review

For the 2010 annual compensation review, the Committee continued their retention of Towers as the Committee’s independent executive compensation consultant. Towers, at the Committee’s request, provided the Committee with a report on general executive compensation market trends, short-term and long-term incentive compensation program practice and design analysis and regulatory compliance updates. After reviewing and discussing the report, the Committee concluded that our executive compensation philosophy, policies and procedures were generally consistent with our objectives and competitive benchmarks. The Committee decided to make the following changes to our executive compensation programs effective for 2010 specifically for reasons as noted below:

•              Amend the stock ownership requirement policy, effective January 1, 2010, to require all executive officers not meeting their ownership guidelines to hold 100% of net shares from performance or time restricted stock payouts or stock option exercises until ownership requirements have been satisfied. The amendment includes an automatic deferral election, as allowable under the guidelines of IRC Section 409A, of unvested performance and time restricted stock or units until ownership requirements have been satisfied.

•              Adopt a “claw-back” or recoupment policy, effective January 1, 2010, applicable to annual incentive compensation, performance awards, restricted stock or units and stock options granted after January 1, 2010. The policy allows the Board of Directors, if financial statements or any performance plan metric were required to be restated as a result of errors, omissions, or fraud, to recover from an executive officer (i) any portion of annual incentive or performance award payments that would not have been made based on the restated financial statements or performance plan metric, and (ii) any restricted stock or units or any gain realized on the exercise of stock options during the period starting with the date on which the inaccurate financial statements or performance plan metric are published.

•              Adjust the 2010 weighting for the components of the annual incentive plan to 50% weight on achievement of target adjusted EPS, 20% weight on sustained improvement in working capital, and 30% weight on achievement of non-financial corporate objectives from 30% weight on achievement of target adjusted EPS, 30% weight on achievement of working capital improvement, and 40% weight on achievement of non-financial corporate objectives for executive officers on the Corporate Plan. The individual component weighting of the 2010 business unit annual incentive plans were adjusted to 10% weight on achievement of target adjusted EPS, 40% weight on achievement of the business EBIT target, 20% weight on achievement of the corporate working capital improvement goal, 20% weight on achievement of important non-financial business objectives and 10% weight on achievement of the corporate objectives from 30% weight on achievement of the business EBIT target, 30% weight on achievement of the corporate working capital improvement goal 30% on achievement of important non-financial business objectives and 10% on achievement of the corporate objectives in 2009. The Committee adjusted the annual incentive plan component weights for 2010 performance to increase organizational focus on driving earnings growth. For 2010, the targets for par payouts are $2.05 adjusted

EPS and the working capital target for 2010 is to maintain the level that was achieved in fourth quarter 2009. The adjusted EPS target was set several months ago and is not necessarily indicative of the results the Company anticipates for the year. The adjusted EPS target for par payout is not, and should not be, construed as EPS guidance.

•              Add a time restricted stock unit component to the long-term incentive plan for executive officers and all long-term incentive eligible employees. The Committee adopted the use of time restricted stock unit awards to address executive and stockholder alignment in a volatile market, enhance executive retention, and enable the Company to offer competitive compensation packages. The Committee has determined an appropriate mix for executive officers of 55% of total LTI value in ten-year stock options, 15% of total LTI value in three-year time restricted stock units and 30% in three-year performance cash.

•              Add a plus/minus relative modifier percentage, subject to Committee discretion, to the three-year performance cash plan payout results based on the Company’s three-year performance of ROIC as compared to the performance of ROIC of the Company’s established peer group. The plus/minus relative modifier would be applicable to the 2012 performance period for awards payable in January 2013.

•              During the annual review of the existing Peer Group in 2009, the Committee determined that several of the companies no longer satisfied the criteria used in selecting the peer group companies and a full review of the Peer Group was necessary for 2010 compensation planning purposes. The Committee, with the help of its independent compensation consultant developed a new Peer Group for 2010. The companies were selected based on industry competition, revenue size, growth market operations, global presence, and financial performance. The new Peer Group includes eight companies of the existing peer group and ten additional companies within the coatings and aerospace industry as well as the specialty chemicals industry. The Committee believes the new Peer Group better reflects the breadth of the Company’s current business portfolio. The 2010 median total direct compensation of the new Peer Group is generally lower than the median total direct compensation of the existing Peer Group. The Committee also benchmarks the Peer Group for executive compensation market trends, practices, and program design.

•               Adopted the recommendation of the Committee’s independent consultant, Towers, and developed a primary and a secondary comparator group consisting of Chemical/Aerospace Industry and General Manufacturing Industry data, respectively. The data included in the comparator groups is data generally available from Tower’s executive compensation database and then “size-adjusted” by revenue and scope for each benchmark position. The data from the primary comparator group was compared to the Company’s Peer Group proxy data and the secondary comparator group to validate the results of the competitive market analysis of the primary comparator group against the Company’s peer group and the broader industry.

•              Although the Committee determined that Towers’ executive advisement practice was independent from other services Towers offers and is very pleased with the expertise it has received from their independent consultant from Towers, the Committee has decided it would be “best practice” to discontinue the relationship with Towers as executive compensation consultant to the Committee based on other important services Towers performs for the Company. The Committee has retained Cogent Compensation Partners as the Committee’s independent consultant for the 2011 annual compensation review. Cogent Compensation Partners does not provide any other services to the Company.

Stock Ownership Requirements

We require our executive officers to attain and hold an ownership stake in our Company that is a specified multiple of his or her salary. The ownership requirements, expressed as a multiple of the annual base salary, are provided below:

Position	Current Guideline

Chief Executive Officer	6
Chief Financial Officer	4
Other Executive Officers	2.5

Achievement of the required stock ownership is expected within five years of election to a position requiring an increase in target ownership. Stock ownership is determined net of any shares with respect to which the economic risk of ownership has been hedged. We include deferred stock awards, unvested time restricted stock, and 1/3 of time restricted stock units for each full year following the grant date, as shares owned but do not include options, SARs or other unvested time restricted stock units or performance stock as shares owned. As of January 31, 2010, all of our executive officers who were in their current positions for at least five years met the Company’s stock ownership guidelines. None of the officers have hedged their position in Cytec stock.

Benefits

With the exception of benefits available under the Executive Supplemental Employee Retirement Plan and the Executive Income Continuity Plan described below, our executive officers located in the U.S. and Belgium participate in the same employee benefit plans as all other similarly situated U.S. and Belgium salaried employees, respectively. All of the plans listed below are U.S. plans and only available to our U.S.-based executive officers except where noted.

Flexible Health & Welfare Benefits:    We provide our U.S. employees, including our executive officers, with a cafeteria-style health and welfare benefit program, providing a comprehensive choice of coverage, including medical, dental, vision, life and accidental death and dismemberment insurance, disability insurance, long-term care coverage and health and dependent care spending accounts.

Group Insurance Hospitalization:    We provide our Belgium employees, including our executive officer in Belgium, with a hospitalization benefit program which includes comprehensive hospitalization.

Retirement Income Plans:    Our executive officers are entitled to receive benefits as applicable under (i) the Cytec Past Service Retirement Plan (the “Past Service Plan”), (ii) the Cytec Salaried and Non-bargaining Employees Retirement Plan (the “Salaried Plan”), (iii) the Cytec Supplemental Employees Retirement Plan (the “Supplemental Plan”), (iv) the Cytec Excess Retirement Plan (the “Excess Plan”), (v) the Cytec Executive Supplemental Employees’ Retirement Plan (the “ESERP”), (vi) the Cytec Employees’ Savings Plan (the “Savings Plan”), (vii) the Cytec Supplemental Savings Plan (the “Supplemental Savings Plan”), (viii) the Group Insurance Cadres Plan (Belgium), and (ix) the AXA Supplemental Pension Plan (Belgium). The benefits available under each of these plans are described below.

Past Service Plan:    This plan is a qualified plan that provides an annual defined pension benefit upon retirement for all Cytec employees who transferred from American Cyanamid Company (“Cyanamid”) in connection with the spin-off of Cytec from Cyanamid relating to their years of service recognized by Cyanamid. The benefit in general is equal to 1.67% of an employee’s final average pay at Cyanamid multiplied by their years of service at Cyanamid less a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations. Mr. Smith is not entitled to benefits under this plan because he was not transferred to Cytec by Cyanamid.

The Salaried Plan:    This plan is a qualified plan that provides all U.S. salaried and nonbargained hourly employees an annual defined pension benefit upon retirement which is made up of the sum of two components: (i) a benefit which, in general, is equal to 1.33% of the employee’s base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec before January 1, 2008, plus (ii) a roll-up benefit based on credited service recognized by Cyanamid. The roll-up benefit was instituted to partly compensate employees for lower pension accruals at Cytec compared to those they would have received if they had remained at Cyanamid and, in general, is equal to 1.67% of the retiree’s average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service from 1994 through 2003 times the number of years of service at Cyanamid, less amounts payable under the Past Service Plan and subject to certain adjustments including a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

Excess Plan:    Under Section 415 of the Internal Revenue Code, a qualified plan may not pay an annual pension benefit to any single retiree of more than a specified amount which is from time-to-time in effect. This plan is a non-qualified plan for all employees whose benefits would be subject to that limitation which provides a benefit equal to the benefits payable under the Past Service Plan and the Salaried Plan without regard to the limitation under Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan and the Salaried Plan.

Supplemental Plan:    Under Section 401(a)(17) of the Internal Revenue Code, a qualified plan may not include a pension benefit on any individual’s earnings in excess of an annual amount as specified from time-to-time, currently $245,000 per year. This plan is a non-qualified plan for all employees whose earnings in any year exceeded the 401(a)(17) limit that provides a benefit equal to the benefits that would be payable under the Past Service Plan and the Salaried Plan without regard to the limitations under Section 401(a)(17) and Section 415 of the Internal Revenue Code less any amounts payable to the officer under the Past Service Plan, the Salaried Plan and the Excess Plan.

We froze the Salaried Plan effective December 31, 2007 (the “Frozen Date”). As a result, no further benefits will accrue after the Frozen Date under any of the Past Service Plan, the Salaried Plan, the Supplemental Plan and the Excess Plan, although all employees including the named executive officers will continue to be credited with service for purposes of early retirement and certain other benefits. The value for each of the named executive officers of these plans is set forth in the Pension Benefits table on page 32. Commencing January 1, 2008, we offered non-bargaining employees participation in the Savings Plan in place of the Salaried Plan as described more fully below. We believe that the change from a defined benefit plan to a defined contribution plan will help reduce the volatility of our earnings as pension liabilities are subject to large swings with changes in the discount rate, return on asset rate and other assumptions.

ESERP:    This plan is applicable only to persons who were elected as a corporate officer before April 1, 2007. The benefits payable under this non-qualified plan are calculated in the same manner as the benefits payable under the Salaried Plan except that (i) no IRS limitations on the annual salary covered or annual benefits payable apply, (ii) benefits are calculated on annual salary and target bonus rather than annual salary and actual bonus up to 1/3 of annual salary, (iii) the roll-up benefit in the Salaried Plan is also calculated using target bonus rather than actual bonus up to 1/3 of annual salary, (iv) there is no reduction for commencing benefits at age 60, or as early as age 55 with the approval of the Compensation Committee or after a change in control, and (v) members are credited with up to five additional years of service through age 65 at their final annual salary and target bonus. The benefits payable under this plan are offset by benefits payable under the Past Service Plan, the Salaried Plan, the Excess Plan and the Supplemental Plan. Benefits under this plan are available only to eligible employees who have been elected as members of the Plan by the Compensation Committee, except that all eligible executive officers are entitled to certain death and disability benefits. In the event of a change in control of Cytec, all persons elected as executive officers prior to April 1, 2007, will automatically be elected as full members of this Plan. This plan was intended to provide equivalent benefits as were or would have been available to officers under the Cyanamid Executive Retirement Plan and to encourage the transition of executive management at an earlier age by providing a benefit equal to up to five years of retirement income credits under our other defined benefit pension plans.

Savings Plan:    The Savings Plan provides for Company contributions of 3% of annual pay, additional matching contributions of up to 6% of annual pay and for a ten-year transition benefit ranging from 1% to 10%

of an employee’s annual pay per year for all participants in the Savings Plan with more than 10 years of service on the Frozen Date other than any employee who has been elected as a full member of the ESERP. The transition benefit is intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan. We believe that the Savings Plan is competitive with the retirement plans offered by other chemical companies. On May 1, 2009, the 6% company matching contributions were suspended for all Plan participants, including executive officers. The Plan’s 6% company matching contribution was reinstated on January 1, 2010 for all participants, including executive officers.

Supplemental Savings Plan:    Benefits under the Savings Plan are limited by various IRS regulations on the salary covered and maximum annual contributions. We offer participation in a supplemental savings plan to all U.S. employees whose benefits under the Savings Plan are limited by IRS regulations. The Supplemental Savings Plan is designed to provide similar benefits to those available under the Existing Savings Plan except that the maximum contribution is limited to 25% of a participant’s annual salary (approximately 18% of annual salary starting in 2009) and bonus. Contributions to the Supplemental Savings Plan are held in trust for the benefit of the participants, though the trust fund would be subject to the claims of our creditors. We invest the funds held in trust in actual mutual funds that correspond with various hypothetical investment accounts selected by the participants. Accordingly, the investment returns earned by participants are supported by actual underlying investments made by us. The hypothetical investments available to participants are generally the same as the investment alternatives available under the Savings Plan.

Group Insurance Cadres Plan:    This plan, which is available to Belgium employees only, is payable at age 65 and provides participants a retirement benefit calculated approximately as the average of the five last annual salaries limited to $59,426 times 2.83 plus the portion of the average of those salaries in excess of $59,426 times 10.52, the sum of which is multiplied by a percentage calculated as the number of seniority years (defined as the number of years from date of hire to age 65) divided by 40. Employees contribute to the fund an amount equal to 0.5% of annual gross salary limited to $59,426 plus 4% of the portion of annual gross salary in excess of $59,426, the remaining portion of the benefit is paid by a subsidiary of the Company. This plan includes provisions for early retirement, disability or death. Mr. Aranzana is the only executive officer who participates in this plan. The dollar values in this paragraph are based on an exchange rate of $1.397 per euro.

AXA Supplemental Pension Plan:    Benefits under the AXA Supplemental Pension Plan are offered to Belgium employees above a specific salary grade level and are payable at age 65. The Plan is funded by employee deferral of a determined percentage of annual incentive payouts, specific to salary grade level and subject to minimum/maximum limitations. The plan guarantees a fixed rate of return of 3.25% as well as a profit sharing interest of 0.25% in 2009 on the contributions. The Company pays the insurance tax and the social security charges related to the contribution. Mr. Aranzana is the only executive officer who participates in this plan.

Deferred Stock Awards:    Under Cytec’s 1993 Plan, the Compensation Committee may grant deferred stock awards (“Deferred Stock Awards”). The Committee has generally granted Deferred Stock Awards at an executive officer’s request in lieu of performance stock awards or restricted stock awards that would otherwise vest. Deferred Stock Awards are phantom shares of Cytec stock that accrue dividends in the form of additional shares of Deferred Stock Awards. The Deferred Stock Awards are paid in the form of an equivalent number of shares of Cytec stock after an executive retires. Also under this plan, directors are entitled to receive their annual retainer fees in the form of Deferred Stock Awards rather than cash. These Deferred Stock Awards are paid in shares of actual Cytec stock after the director ceases to be a director.

Deferred Compensation Plan:    Under this plan, an executive officer may elect to defer any compensation in excess of $1 million per year to the extent it would be a non-deductible expense for the Company as a result of IRS section 162(m). Mr. Fleming is the only Executive Officer who is a member of this Plan. He received a Deferred Stock Award of equivalent value to the compensation deferred under this plan in January 2010.

Executive Income Continuity Plan:    All executive officers are automatically members of this Plan. This plan is intended to help retain the services of our executive officers and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. This plan provides that members will receive a benefit on termination of their employment unless such termination is (i) on account of death, disability or retirement, (ii) by us for cause, or (iii) by the member without good reason (as defined in the plan). Generally, “good reason” for termination by a member involves reductions in compensation or other actions by us inconsistent with the member’s status unless such action is uniformly applied to all executive officers. The benefit payable is one time annual salary and bonus or, if the termination occurs after a change in control, three times annual salary and bonus, subject to some exceptions. The plan also provides for certain miscellaneous payments, including relocation payments, certain legal fees, and expenses incurred in seeking new employment.

The amounts payable to executive officers in various circumstances under Cytec’s Executive Income Continuity Plan were originally determined in 1994 to duplicate the benefits in similar circumstances under the equivalent plan of Cyanamid, our former corporate parent. In 2000, after reviewing change of control benefits offered by a group of peer companies, the Board determined to increase the change of control benefit from two times annual pay plus bonus to three times annual pay plus bonus so as to provide competitive benefits. The Compensation Committee believes the Executive Income Continuity plan addresses the risk of an executive losing his job, particularly during periods of uncertainty, in a manner that allows the executive to remain focused on the Company’s interests. The Committee further believes that the plan meets specific concerns of executives that are not addressed by other elements of the compensation package. Accordingly, the Committee does not consider benefits that might or might not be paid under the Executive Income Continuity Plan when it establishes other elements of an executive’s compensation.

Compensation Taxation Equalization Plan:    This plan provides that we will reimburse any employee, officer or director for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on compensatory payments defined as an excess parachute payment under Code Section 280G, plus all other taxes imposed on the reimbursement.

Perquisites:    We provide limited perquisites to our executive officers. The perquisites provided to the named executive officers are set forth in column (i) of the Summary Compensation Table.

Relocation and Expatriation Packages:    We have an international mobility policy, which includes programs, procedures and processes for long-term assignments, short-term or limited duration assignments and permanent relocation. These policies cover the various aspects of moving, compensation and reimbursement methods and are designed to strike a balance between the costs in the employee’s home country and costs of the new location. For the duration of the assignment, the relocated employee continues to follow as much as possible the home location compensation rules and benefit schedules. This approach facilitates the reintegration process at the conclusion of the assignment. We compare compensation and living expenses to norms and make adjustments or allowances for such factors as sale of home, differences in housing and living costs and differing tax structures. In 2009, Mssrs. Fleming and Aranzana received benefits under these policies.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

This Committee has reviewed and discussed with the management of Cytec the CD&A section. Based on this review and the Committee’s discussions with management, this Committee recommended to the Board of Directors that the CD&A be included in Cytec’s Proxy Statement for Cytec’s 2010 Annual Stockholder Meeting.

This Committee believes that the compensation program established for Cytec and described in the CD&A is strongly performance-driven and has contributed to retaining and motivating highly qualified management personnel.

Compensation and Management Development Committee

A.G. Fernandes, Chairperson            L.L. Hoynes, Jr.            T.W. Rabaut            J.R. Satrum

January 27, 2010

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)

S.D. Fleming President and Chief Operating Officer(1)	2009 2008 2007	$ $ $	800,000 492,500 395,000	$ $ $	0 450,000 0	$ $ $	859,000 638,563 390,000	$ $ $	480,000 247,167 234,630	$ $ $	53,383 41,055 29,835	$ $ $	617,968 957,785 413,457	$ $ $	2,756,968 2,786,015 1,433,087

D.M. Drillock Vice President and Chief Financial Officer(2)	2009 2008 2007	$ $ $	400,000 400,000 312,500	$ $ $	0 300,000 0	$ $ $	332,433 440,000 390,000	$ $ $	144,000 163,164 223,438	$ $ $	72,336 56,531 29,055	$ $ $	68,525 98,962 22,346	$ $ $	944,958 1,402,126 948,284

F. Aranzana President, Cytec Specialty Chemicals(3)	2009 2008	$ $	454,025 437,157	$ $	0 63,558	$ $	201,865 158,850	$ $	192,960 65,979	$ $	14,321 13,492	$ $	183,086 172,740	$ $	1,031,936 898,284

R. Smith Vice President, General Counsel and Secretary	2009 2008 2007	$ $ $	355,000 355,000 310,000	$ $ $	0 200,000 0	$ $ $	223,340 321,200 263,250	$ $ $	117,150 145,431 181,350	$ $ $	23,668 17,858 17,462	$ $ $	47,961 76,376 19,519	$ $ $	743,451 1,098,007 774,119

W.N. Avrin Vice President, Corporate & Business Development and President, Building Blocks Chemicals	2009 2008 2007	$ $ $	315,000 315,000 300,000	$ $ $	0 200,000 0	$ $ $	207,878 321,200 263,250	$ $ $	94,500 135,876 175,500	$ $ $	85,248 67,414 31,341	$ $ $	59,285 77,855 41,848	$ $ $	676,663 1,049,931 780,598

S.C. Speak President – Cytec Engineered Materials(4)	2009 2008 2007	$ $ $	300,000 360,000 327,000	$ $ $	0 250,000 0	$ $ $	231,930 352,000 351,000	$ $ $	80,000 337,175 215,820	$ $ $	30,489 23,674 28,719	$ $ $	787,882 101,612 31,205	$ $ $	1,399,812 1,400,787 925,025

(1)	Mr. Fleming was elected Chairman, President and Chief Executive Officer effective January 1, 2009. Prior thereto, he was President and Chief Operating Officer of Cytec since June 27, 2008, and President-Cytec Specialty Chemicals prior to June 27, 2008.

(2)	Mr. Drillock was elected Chief Financial Officer effective May 24, 2007. Prior to May 24, 2007, Mr. Drillock was Vice President, Controller and Investor Relations.

(3)	Mr. Aranzana was elected President, Cytec Specialty Chemicals and an executive officer of the Company on June 27, 2008. Prior to June 27, 2008, Mr. Aranzana was Vice President, Cytec Surface Specialties. All amounts paid to Mr. Aranzana are in euros and are based on exchange rates of US$1.3970 per euro for the 2009 amounts and US$1.4777 per euro for 2008 amounts.

(4)	Mr. Speak, President, Cytec Engineered Materials, retired on October 31, 2009. In connection with his retirement, Mr. Speak forfeited (i) 100% of the unvested 3-year Performance Awards, which were granted to him in 2007, 2008 and 2009; (ii) 100% of the stock options which were granted to him on January 28, 2009; (iii) 2/3 of the stock-settled SARs, which were granted to him on January 29, 2008; and (iv) 1/3 of the stock-settled SARs, which were granted to him on January 31, 2007. The amounts shown in columns (e) and (f) were prior to these forfeitures.

The amounts reported in column (c) of the Summary Compensation Table represent the base salary of each of the named executive officers during the periods reported prior to any deferrals of income by such officers under the terms of our existing Savings Plan or the Supplemental Savings Plan.

The amounts reported in column (e) of the Summary Compensation Table represent the fair market value of the performance stock on the date of grant.

The amounts reported in column (f) of the Summary Compensation Table represent the fair market value of the options on the date of grant. The fair value of each option is estimated using a binomial-lattice option valuation model. The assumptions made in this valuation are incorporated by the reference from footnote 4 to our Consolidated Financial Statements for the year ended December 31, 2009.

The amounts reported in column (g) of the Summary Compensation Table represent the amounts paid under the annual incentive plan prior to any income deferrals for each of the periods reported. The annual incentive plan is generally described under the heading “Total Direct Compensation Components – Annual Incentive Plan” above and the annual target amounts for 2009 are shown in the “Grants of Plan- Based Awards” table below. The annual incentive amounts paid for 2009 performance was 60% of target for all officers on the corporate incentive plan. Amounts paid to officers on the Corporate Plan for the 2009 performance year were determined based on actual adjusted EPS of $1.32, which was below the $2.04 adjusted EPS threshold target; the achievement of 42 days net working capital improvement, which was above the 200% maximum payout target; and 0% payout for the 2009 non-financial objectives, as outlined below:

Performance Metric	Target Goal	Goal Achievement		Achievement +/- from Target	Achieved Payout %		Plan Weighting Factor		Weighted Achievement Payout Factor (% of Target)
Adjusted EPS	$2.55	$1.32	(1)	-$1.23	0%	x	30%	=	0%
Working Capital Improvement	23 days	42 days	(2)	+ 19 days	200%	x	30%	=	60%
Non-financial Goals							40%		0%(3)

(1)	The achieved adjusted EPS for fiscal year 2009 did not meet the target threshold of $2.04.

(2)	The achieved Working Capital Improvement exceeded the maximum target of 32 days for a 200% achieved payout level.

(3)	The achieved non-financial goals exceeded target, however, the Compensation Committee determined early in 2009 that the non-financial goals would have a 0% payout.

As an example, Mr. Fleming’s annual incentive for 2009 was determined by the following formula:

Annual Incentive = ((Annual Salary * Annual Incentive Target %)* ((0.3 * Actual 2009 Adjusted EPS goal achievement %) + (0.3 * Actual Net Working Capital Improvement goal achievement %) + (0% payout on non-financial goal achievement))).

Accordingly,

Annual Bonus = (($800,000 * 100%) * ((0.3 * 0%) + (0.3 * 200%) + (0%))) = $800,000 *(0% + 60% + 0%) = $800,000 * 60% = $480,000

The 2009 annual incentive multiplier for the business unit presidents was calculated using the same formula as the corporate incentive plan, replacing EPS targets with business unit EBIT targets. Mr. Aranzana’s achieved annual incentive payout percent of target for 2009 performance was 85%, based on Cytec Specialty Chemicals business unit performance plan and Mr. Speak’s achieved annual incentive payout percent of target for 2009 performance was 44.4%, based on Cytec Engineered Materials business unit performance plan and pro-rated for the 10 months of 2009 that he was an employee of the Company.

Performance Awards are generally described under the heading “Total Direct Compensation Components – Long-Term Incentives” above. The amounts reported with respect to the 2009 Performance Cash Awards payout of 0% of target, were determined based 50% on adjusted EPS achievement of $1.32, which was below the 2009 performance period targeted threshold for a minimum payout and 50% on ROIC achievement of 3.5%, which was below the 2009 performance period targeted threshold for a minimum payout.

The amounts reported in column (h) of the Summary Compensation Table represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit plans during the periods reported, including as a result of changes in actuarial assumptions. The actuarial present value of each named executive officer’s accumulated benefit under each of our defined benefit plans at December 31, 2009, is set forth in the Pension Benefits table below.

The amounts reported for 2009 in column (i) of the Summary Compensation Table include matching contributions and transition benefits paid by the Company under the terms of our Savings Plan and Supplemental Savings Plan with respect to deferrals by the U.S. executive officers in 2009 as follows:

Name	Matching Contributions	Transition Benefits	Profit Sharing Contributions	Total
S.D. Fleming	$24,325	$46,965	$26,618	$97,908
D.M. Drillock	$20,453	$37,158	$15,440	$73,050
R. Smith	$9,818	$24,179	$13,189	$47,186
W. Avrin	$13,436	$31,552	$13,522	$58,510
S.C. Speak	$20,865	$44,127	$18,912	$83,904

The transition benefits are intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan.

The amounts reported for 2009 in column (i) of the Summary Compensation Table include Company contributions paid on behalf of Mr. Aranzana under the terms of the Company’s Belgium Group Insurance Plan and the Supplemental Group Insurance Plan.

Name	Company Contributions	Social Security & Insurance Tax	Total
F. Aranzana	$14,321	$138,668	$152,989

The amounts reported in column (i) also include the values of perquisites and personal benefits provided to each named executive officer who received more than $10,000 in perquisites and personal benefits in 2009 as follows: Mr. Fleming ($523,221), Mr. Aranzana ($168,765), and Mr. Speak ($713,875). Mr. Fleming’s perquisites and personal benefits include 2007 Belgium income taxes paid by the Company to the Belgian Tax Authority in relation to his expatriate assignment ending in July, 2008 ($425,520) and related tax gross-ups ($49,578), residual relocation expenses paid in 2009 in connection with his relocation back to the U.S. ($7,168), Belgium tax preparation ($10,295), U.S. state tax ($12,000), tax gross-ups on imputed income ($8,222) related to his expatriate assignment in Belgium, and financial counseling/tax preparation fees ($8,200). Mr. Aranzana’s perquisites and personal benefits in connection with his expatriate assignment in Belgium include tax preparation ($6,313), tax equalization ($24,287), and international schooling fees ($74,740) for his minor dependents. The amounts reported for Mr. Fleming and Mr. Aranazana were determined in accordance with our international mobility policy described under the heading “Benefits-Relocation and Expatriation Packages” above and which are generally applicable to all employees relocated across international borders. As is reasonable and customary in Belgium, other perquisites and personal benefits for Mr. Aranzana include a reimbursement of small business expenses ($4,777), meal allowance, company car and fuel ($25,769) and supplemental liability and medical insurance, and vacation pay ($30,231). Mr. Speak’s perquisites and personal benefits include fringe insurance, financial counseling and tax preparation ($10,450), accumulated vacation pay ($35,000), payments accrued under the terms of the Executive Income Continuity Plan in connection with his retirement at the request of the Company ($622,674) and consulting agreement fees ($44,976).

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)					All other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)
S. Fleming	1/28/2009	$0	$800,000	*	$1,600,000
	1/28/2009	$0	$1,100,000	**	$2,200,000
	1/28/2009					100,000	$22.45	$859,000

D. Drillock	1/28/2009	$0	$240,000	*	$480,000
	1/28/2009	$0	$400,000	**	$800,000
	1/28/2009					38,700	$22.45	$332,433

F. Aranzana	1/28/2009	$0	$227,012	*	$454,025
	1/28/2009	$0	$240,000	**	$480,000
	1/28/2009					23,500	$22.45	$201,865

R. Smith	1/28/2009	$0	$195,250	*	$390,500
	1/28/2009	$0	$265,000	**	$530,000
	1/28/2009					26,000	$22.45	$223,340

W. Avrin	1/28/2009	$0	$157,500	*
	1/28/2009	$0	$250,000	**	$500,000
	1/28/2009					24,200	$22.45	$207,878

S. Speak(1)	1/28/2009	$0	$216,000	*	$432,000
	1/28/2009	$0	$275,000	**	$550,000
	1/28/2009					27,000	$22.45	$231,930

*	Target amount for annual incentive award for the 2009 performance period.

**	Target amount for performance cash award for the 2011 performance period.

(1)	In connection with his retirement, Mr. Speak forfeited 100% of the performance cash award ($275,000) and 100% of the stock option award (27,000) granted to him on January 28, 2009.

The target amounts for annual incentive awards for the 2009 performance period are set forth in column (d) of the table above. The actual amounts paid for the 2009 performance year with respect to these awards are set forth in column (g) of the Summary Compensation Table.

At its January 28, 2009, meeting, the Compensation Committee finalized annual incentive targets for the performance period ending in 2009 and granted LTIs to each of the named executive officers consisting of stock options and a performance award payable in cash for the performance period ending 2011. The performance awards have a target payout as set forth in the second line of column (d) above which will be achieved if the targets for adjusted EPS and ROIC in the 2011 performance period are met. See “Total Direct Compensation Components – Long-Term Incentives.”

The aggregate fair value of the stock options granted to each of the named executive officers determined as of the date of grant is set forth in column (l) above. The fair value of each option is estimated using a binomial-lattice option valuation model. The assumptions made in this valuation are incorporated by the reference from footnote 4 to our Consolidated Financial Statements for the year ended December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercis- able(2) (c)	Option Exercise Price ($) (e)	Option Expira- tion Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
S.D. Fleming	15,000	0	$47.5900	1/18/2015	5,445	$198,306.90
	22,000	0	$49.4900	2/7/2016	11,433	$416,389.86
	13,333	6,667	$58.2200	1/30/2017
	8,333	16,667	$52.4800	1/28/2018
	3,750	7,500	$55.1000	6/26/2018
	0	100,000	$22.4500	1/27/2019

D.M. Drillock					11,433	$416,389.86
	18,200	0	$33.6300	1/21/2011
	18,200	0	$24.0000	1/20/2012
	18,200	0	$26.7000	1/19/2013
	15,000	0	$37.1100	1/20/2014
	15,000	0	$47.5900	1/18/2015
	12,000	0	$49.4900	2/7/2016
	6,666	3,334	$58.2200	1/30/2017
	6,666	3,334	$58.8000	5/29/2017
	8,333	16,667	$52.4800	1/28/2018
	0	38,700	$22.4500	1/27/2019

F. Aranzana	5,000	0	$49.4900	2/7/2016	2,307	$84,020.94
	4,666	2,334	$58.2200	1/30/2017
	3,000	6,000	$52.4800	1/28/2018
	0	23,500	$22.4500	1/27/2019

R. Smith	11,300	0	$33.6300	1/21/2011	7,622	$277,593.24
	20,000	0	$24.0000	1/20/2012
	20,000	0	$26.7000	1/19/2013
	20,000	0	$37.1100	1/20/2014
	15,000	0	$47.5900	1/18/2015
	15,000	0	$49.4900	2/7/2016
	9,000	4,500	$58.2200	1/30/2017
	6,083	12,167	$52.4800	1/28/2018
	0	26,000	$22.4500	1/27/2019

W.N. Avrin	25,000	0	$33.6300	1/21/2011	7,622	$277,593.24
	28,000	0	$24.0000	1/20/2012
	28,000	0	$26.7000	1/19/2013
	20,000	0	$37.1100	1/20/2014
	20,000	0	$47.5900	1/18/2015
	15,000	0	$49,4900	2/7/2016
	9,000	4,500	$58.2200	1/30/2017
	6,083	12,167	$52.4800	1/28/2018
	0	24,200	$22.4500	1/27/2019

S.C. Speak	25,000	0	$37.1100	10/31/2010	0	0
	22,500	0	$47.5900	10/31/2010
	20,000	0	$49.4900	10/31/2010
	12,000	0	$58.2200	10/31/2010
	6,666	0	$52.4800	10/31/2010

(1)	All exercisable options are fully vested.

(2)	The options shown in this column have the following vesting dates: (a) the options with an exercise price of $58.22 vested on January 31, 2010; (b) one-half of the options with an exercise price of $52.48 vested on January 29, 2010, and the other half will vest on January 29, 2011; (c) one-third of the options with an exercise price of $22.45 vested on January 28, 2010, one-third will vest on January 28, 2011, and the final third will vest on January 28, 2012; (d) the options with an exercise price of $58.80 will vest on May 30, 2010; and (e) one-half of the options with an exercise price of $55.10 will vest on June 27, 2010, and the other half will vest on June 27, 2011.

All of the securities reported for Messrs. Fleming, Drillock, Smith, Avrin and Speak in columns (b) and (c) of the Outstanding Equity Awards table represent stock options with the exception of the securities expiring from January 1, 2016, through December 31, 2018, which are stock-settled SARs. The securities reported for Mr. Aranzana in columns (b) and (c) represent stock options with the exception of the securities expiring on February 7, 2016, which are stock-settled SARs. The unvested equity awards reported in column (i) represent performance stock awards that had not vested as of December 31, 2009. The value of the unvested equity incentive awards set forth in column (j) above was determined using the closing price of Cytec common stock, $36.42, on December 31, 2009, the last trading day of the year.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock option exercises for the named executive officers during 2009.

	Option Awards		Stock Award
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
S.D. Fleming	0	$0	0	$0
D.M. Drillock	18,200	$217,677	0	$0
F. Aranzana	0	$0	0	$0
R. Smith	10,500	$123,233	0	$0
W.N. Avrin	16,000	$213,894	0	$0
S.C. Speak	15,000	$144,116	0	$0

Columns (b) and (c) in the Option Exercises and Stock Vested table set forth the number of options exercised during 2009 by each of the named executive officers and the pre-tax value realized on exercise. Column (d) of the Option Exercises and Stock Vested table sets forth the number of shares of performance and time restricted stock that vested during 2009.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
S.D. Fleming	Past Service Plan	11	$82,044
	Salaried Plan	16	$307,591
	Supplemental Plan	16	$136,993

D.M. Drillock	Past Service Plan	15	$169,308
	Salaried Plan	16	$390,290
	Supplemental Plan	16	$175,230

F. Aranzana	Group Insurance Plan	10	$757,164
	Supplemental Plan	10	$508,009

R. Smith	Salaried Plan	16	$170,136
	Supplemental Plan	16	$52,486

W.N. Avrin	Past Service Plan	16	$241,655
	Salaried Plan	16	$392,705
	Supplemental Plan	16	$262,082

S.C. Speak	Past Service Plan	1	$3,077
	Salaried Plan	16	$207,429
	Supplemental Plan	16	$96,426

The table above shows the present value of the accumulated benefits at December 31, 2009, for each of the named executive officers (U.S. only) under our defined benefit retirement plans. The table assumes that each named executive officer retires at the earliest age at which he is entitled to retire without any reduction in benefits for retiring before the normal retirement age of 65 for all the plans and uses the actual date, December 31, 2009. Under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65 may retire at age 62 without any reduction in benefits for their early retirement. All of the named executive officers (U.S. only) met this condition at December 31, 2009. All of the plans are described under the heading “Benefits” above. Because no benefits have been accumulated under the Excess Plan for any of the named executive officers, it was not included in this table. None of the named executive officers has received any credits under any of the retirement plans for years not actually worked at Cyanamid or Cytec except Mr. Speak who has been credited with an additional nine years of service not shown in the table above for his work at a business acquired by Cyanamid in 1992. Mr. Speak’s additional years of service are not shown in the table because they are not credited for purposes of determining his annual pension benefit, although they are credited for determining whether he meets the rule of 65. The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from footnote 4 to our Consolidated Financial Statements for the year ended December 31, 2009.

Also under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65, may retire as early as age 55 with reduced benefits. Because the reduction in benefits is less than actuarially required, the present value of the accumulated benefits under these plans as shown in column (d) of the Pension Benefits table is less than the present value of the accumulated benefit to each of the named executive officers. The present value of each named executive officer’s accumulated retirement benefits assuming he had retired on December 31, 2009, is shown in column (b) of the Potential Payments Upon Termination or Change in Control table on page 34.

Mr. Aranzana participates in our Belgium Retirement Plans, the Group Insurance Cadres Plan and the AXA Supplemental Pension Plan as described under the heading “Benefits” above. The amounts reported for Mr. Aranzana assume retirement at 65. Mr. Aranzana’s number of years of credited service includes an additional five years of service for his work at a business acquired by Cytec in March, 2005.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (e)
S.D. Fleming	$57,701	$72,697	$496,930	$1,200,536
D.M. Drillock	$19,380	$31,503	$228,685	$755,038
R. Smith	$48,924	$17,430	$296,010	$1,307,609
W.N. Avrin	$11,856	$23,710	$80,405	$388,709
S.C. Speak	$74,669	$38,231	$449,945	$1,207,533

The amounts reported in column (b) consist of contributions by the named executive officer to the supplemental savings plan. The named executive officer’s contribution to the supplemental savings plan are included in the amounts reported in column (c) and (g) of the Summary Compensation table. Registrant Contributions reported in column (c) of the table above are matching contributions and transition benefits we paid for the benefit of the named executive officers under the terms of the Supplemental Savings Plan. All of these amounts are reflected in column (i) of the Summary Compensation Table.

Aggregate earnings during 2009 on non-qualified deferred compensation reported in column (d) of the table above were calculated by valuing each named executive officer’s hypothetical investments in the Supplemental Savings Plan and his Deferred Stock Awards at December 31, 2009, less the value of his hypothetical investments and Deferred Stock Awards at December 31, 2008, less executive and registrant contributions during 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)

Name (a)	Voluntary or Termination by Company for “Cause” (b)	Resignation by Executive for “Good Reason”, Termination by Company without “Cause” (c)		Death (d)	Disability (e)	Change in Control (f)
S.D. Fleming
Cash Severance		$1,600,000				$4,800,000
Accelerated Vesting of LTIs				$2,193,566	$2,193,566	$4,661,697
Present Value of Retirement Benefits	$730,667	$730,667		$1,484,723	$2,969,445	$2,696,445
Benefits Continuation		$26,581				$26,581
280G Excise Tax Gross Up						$5,711,859

Total	$730,667	$2,357,248		$3,678,288	$5,163,011	$18,169,582

D. M. Drillock
Cash Severance		$640,000				$1,920,000
Accelerated Vesting of LTIs				$987,769	$987,769	$2,107,029
Present Value of Retirement Benefits	$1,019,591	$1,019,591		$1,148,709	$2,297,418	$2,297,418
Benefits Continuation		$18,435				$18,435
280G Excise Tax Gross Up						$2,465,484

Total	$1,019,591	$1,678,026		$2,136,478	$3,285,187	$8,808,366

F. Aranzana
Cash Severance		$1,013,011	(2)			$2,043,113
Accelerated Vesting of LTIs				$436,302	$436,302	$892,316
Present Value of Retirement Benefits	$1,265,173	$1,265,173		$2,248,310	$1,265,173	$1,265,173
Benefits Continuation
280G Excise Tax Gross Up

Total	$1,265,173	$2,278,184		$2,684,612	$1,701,475	$4,200,602

R. Smith
Cash Severance		$550,250				$1,650,750
Accelerated Vesting of LTIs				$694,084	$694,084	$1,470,813
Present Value of Retirement Benefits	$358,090	$358,090		$632,164	$1,264,327	$1,264,327
Benefits Continuation		$15,351				$15,351
280G Excise Tax Gross Up						$2,000,915

Total	$358,090	$923,691		$1,326,248	$1,958,411	$6,402,156

W.N. Avrin
Cash Severance		$472,500				$1,417,500
Accelerated Vesting of LTIs				$663,938	$663,938	$1,415,667
Present Value of Retirement Benefits	$1,243,772	$1,243,772		$1,224,173	$2,448,346	$2,448,346
Benefits Continuation		$15,537				$15,537
280G Excise Tax Gross Up						$1,847,936

Total	$1,243,772	$1,731,809		$1,888,111	$3,112,284	$7,144,986

S.C. Speak
Cash Severance		$622,764
Accelerated Vesting of LTIs
Present Value of Retirement Benefits		$425,868
Benefits Continuation		$29,065
280G Excise Tax Gross Up

Total		$1,077,697

(1)	The values in this table were calculated assuming that termination of the named executive officers occurred on December 31, 2009, except for Mr. Speak, who retired on October 31, 2009.

(2)	Based on our estimate of Belgian statutory requirements.

On termination of employment of any of our U.S. employees, including any of the named executive officers, for any reason, the employee is entitled to receive his unpaid base salary through the date of termination, compensation for any vacation days accrued in the year of his termination but not taken, his vested retirement benefits accrued under our retirement plans, any vested non-qualified deferred compensation account balances and to exercise his then exercisable options and SARs. These benefits are called the Basic Termination Benefits and the value of each executive officer’s non-qualified deferred compensation balance is set forth in column (e) of the Non-Qualified Deferred Compensation table. The present value of an employee’s vested retirement benefits on the date of his termination depends on the reasons for his termination and is described further below.

If we terminate employment of a named executive officer for Cause as defined in the Executive Income Continuity Plan, or if a named executive officer terminates his employment voluntarily and without Good Reason as defined in the Executive Income Continuity Plan, the named executive officer is entitled only to the Basic Termination Benefits. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (b) of the Potential Payment on Termination or Change in Control table.

If we terminate the employment of a named executive officer without Cause or if a named executive officer terminates his employment for “Good Reason,” the executive is entitled to receive the Basic Termination Benefits plus (i) severance of one year of base salary and the greater of his target annual incentive award calculated on his current base salary or the average percent payout on his target annual incentive during the two preceding years multiplied by his target annual incentive award, and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these additional benefits for each of the named executive officers are set forth in column (c) of the Potential Payments upon Termination or Change in Control table. These additional payments are payable under the terms of our Executive Income Continuity Plan. These additional amounts are not payable unless the named executive officer waives all claims against us arising out of termination of his employment or for any period after the named executive officer violates the term of his non-compete agreement with us.

In the event of the death of an executive officer, the estate of the named executive officer would be entitled to receive his Basic Termination Benefits. In lieu of the named executive officer receiving benefits under our retirement plans, the spouse of any named executive officer would be entitled to receive a benefit under our retirement plans. For officers whose age plus years of service equals at least 65, the spouse’s benefit would be calculated as if the named executive officer had been elected a full member of the ESERP with five years of projected service, elected a joint and 50% survivor annuity option, had retired on the date of his death and had survived to age 60. The present value of this benefit is set forth in the retirement benefits row of column (d) of the Potential Payments upon Termination or Change in Control table. The named executive officer’s estate would also be entitled to retain his nonexercisable stock options and SARs which would remain exercisable in accordance with their terms for a minimum period until one year after the date the last such option or SAR became exercisable. His estate would also be entitled to retain all of the Performance Awards granted to him in 2007, 2/3 of the Performance Award granted to him in 2008 and 1/3 of the Performance Award granted to him in 2009, and would receive payment on those portions of the award if and when the performance condition for those awards were satisfied for the 2009, 2010 and 2011 performance periods, respectively. The aggregate value of (i) the currently non-exercisable options and SARs (valued at the difference between the closing price of our common stock at December 31, 2009, and the exercise price of the awards); and (ii) the Performance Awards (valued as if the target conditions for 100% vesting were met and in the case of performance awards payable in stock valued at the closing price of our common stock at December 31, 2009, without any discount for the delays until the vesting date) is set forth in the accelerated vesting of LTIs row of column (d) in the Potential Payments Upon Termination or Change in Control.

In the event employment of a named executive officer is terminated by reason of his total and permanent disability, as defined in the Salaried Plan, the named executive officer would be entitled to receive exactly the same amounts as his estate would have received in the event of his death except with respect to his retirement benefits. Under the terms of the ESERP, on his total and permanent disability the named executive officer would be entitled to receive on a current basis his annual pension benefit under the retirement plans without any actuarial reduction. The present value of this benefit is set forth in the Present Value of Retirement Benefits row of column (e) of the Potential Payments Upon Termination or Change in Control table.

Under our Executive Income Continuity Plan, if, after a change in control, a named executive officer terminates his employment for Good Reason or has his employment terminated by the Company without Cause, he will be entitled to (i) receive severance of three year’s base salary and the greater of three times his target annual incentive award calculated on his then current base salary or the average percentage payout on his target annual inventive award during the two preceding years multiplied by his target annual incentive award; and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these benefits are set forth in the Cash Severance and Benefits Continuation rows of column (f) of the Potential Payment upon Termination or Change in Control table. Additionally, upon a Change in Control, under the terms of the 1993 Plan and the awards made thereunder, all Performance Cash or Performance Stock in lieu of Performance Cash Awards would vest in the name of each executive as if the 200% target conditions had been met and all unexercisable stock options would vest and be exercisable. The aggregate value of these benefits is set forth in the Accelerated vesting of LTIs row of column (f) of the Potential Payment Upon Termination or Change in Control.

Under the ESERP, on a change in control, each of the named executive officers would become a full member of the ESERP entitled to five additional years of service. Additionally, if the named executive officer’s employment was thereafter terminated by the Company without cause or by the executive for Good Reason, the executive would be entitled to receive retirement benefits at age 55 without any actuarial reduction. To the extent the present value of this benefit exceeds the present value of the benefits payable to the named executive officers under the qualified plans, it will be paid to the officers in a lump sum calculated using discount rates and assumptions specified in the ESERP. The present value of each named executive officer’s accumulated retirement benefits in this circumstance is set forth in column (f) of the Potential Payments on Termination or Change in Control.

The 280G Excise Tax Gross Up line for each of the named executive officers shows the amount that would be payable to each officer under our Compensation Taxation Equalization Plan if the named executive officer were terminated without Cause on December 31, 2009, after a change in control of the Company. See “Benefits – Compensation Taxation Equalization Plan”.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($) (e)
C.A. Davis(1)	$27,176	$140,000	$167,176
A.G. Fernandes	$9,000	$140,000	$149,000
L.L. Hoynes		$140,000	$140,000
B.C. Johnson	$77,500	$70,000	$147,500
C.P. Lowe		$140,000	$140,000
W.P. Powell	$77,500	$70,000	$147,500
T. Rabaut		$140,000	$140,000
J.R. Satrum	$70,000	$70,000	$140,000
R.P. Sharpe		$140,000	$140,000
J.R. Stanley	$77,500	$70,000	$147,500

(1)	Ms. Davis was appointed lead director of our Board on April 9, 2009.

Our directors have been paid partly in cash and partly with grants of restricted stock since January 1, 2009.

Annual Retainer Fee:    Each director is paid an annual retainer fee of $70,000 in cash. Effective April 9, 2009, we began paying our lead director of the Board an additional retainer fee of $20,000 based on a competitive benchmarking conducted by Hay Group, an independent consultant to the Board. Chairs of Committees of the Board receive retainer fees of $7,500 for such service, or $9,000 in the case of the Chair of the Compensation and Management Development Committee and $13,000 in the case of the Chairperson of the Audit Committee. Annual retainer fees are paid in four quarterly installments in arrears and are prorated if a director serves for only part of a calendar year. Directors may elect to receive their annual retainer fee in the form of a deferred stock award. A deferred stock award represents a phantom grant of Cytec’s common stock and is awarded under the 1993 Stock Plan. Dividend equivalents are paid on deferred stock awards in the form of additional deferred stock awards. Once a director is no longer serving as a director, the deferred stock award is paid to the director in actual shares of our common stock either in a lump sum or over a period of up to 15 years depending on the director’s election. The $70,000 Annual Retainer fee is reflected in column (b) above for the four directors who received this fee in cash for all or part of 2009 and in column (c) of the table above for the six directors who received all or part of the fee in the form of a deferred stock award.

Restricted Stock Award:    Each director is granted a restricted stock award for $70,000 in value of Cytec common stock on the date of each Annual Meeting of Stockholders if the director is to continue in office past the date of that Annual Meeting. These awards are made pursuant to the 1993 Plan. The number of shares of restricted stock awarded is determined using the closing price of Cytec’s common stock on the date the award is granted. The restricted stock awards vest on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for re-election. Directors may elect to defer vesting their restricted stock by receiving a deferred stock award of equivalent value. The value at grant of the annual restricted stock award is reflected in column (c) above all directors who received this grant in 2009.

In accordance with the 1993 Plan, we also grant each new director a restricted stock award for $75,000 in value of Cytec Common Stock on the date he or she joins the Board. This restricted stock award also vests on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for re-election.

At December 31, 2009, directors held unvested restricted stock awards as follows: Ms. Davis, 5,778 shares; Mr. Fernandes, 5,778 shares; Mr. Hoynes, 5,778 shares; Mr. Johnson, 5,778 shares; Ms. Lowe, 5,966 shares; Mr. Powell, 5,778 shares; Mr. Rabaut, 7,050 shares; Mr. Satrum, 5,778 shares; Mr. Sharpe, 6,587 shares; and Mr. Stanley, 5,778 shares. At December 31, 2009, directors held the following options to purchase our stock: Ms. Davis, 28,500 shares; Mr. Fernandes, 15,000 shares; Mr. Hoynes, 6,000 shares; Mr. Johnson, 10,500 shares; Mr. Powell, 24,000 shares; Mr. Satrum, 24,000 shares; Mr. Sharpe, 6,000 shares; and Mr. Stanley, 10,500 shares.

We require each director to attain and hold an ownership stake in our Company having a value equal to five times the annual cash retainer fee of $70,000. We believe this requirement helps to align directors’ interests with those of stockholders. Directors must achieve the required ownership within five years from the later of their initial election to the Board or January 1, 2008, the date we increased the annual cash retainer fee to $70,000. We determine stock ownership net of any shares with respect to which economic risk of ownership has been hedged. We include deferred stock awards and restricted stock awards as shares owned by a director even if the vesting condition has not yet been satisfied.

The compensation program described above does not apply to our affiliated directors. Mr. Fleming, our Chairman, President and CEO, does not receive any additional compensation for serving as director and Chairman of the Board. The compensation he receives as an officer is set forth in the Summary Compensation Table on page 26.

TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

We expect to hold the 2011 annual meeting of stockholders on April 21, 2011. Proposals which stockholders intend to present at such meeting must be received by us at our executive offices in Woodland Park, New Jersey, by December 23, 2010, for inclusion in our notice, proxy statement and proxy relating to that meeting. In addition, our By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given written notice to our Secretary which must be received at our principal office not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days’ notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

ATTENDANCE AT ANNUAL MEETING

The 2010 Annual Meeting of Stockholders will be held at 1:00 p.m. on April 22, 2010, at the Marriott Glenpointe Hotel, Teaneck, NJ 07666. Admission to the meeting is limited to our stockholders or their designated representatives (including “street name” stockholders who can show that they beneficially owned our common stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the “will attend” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

We will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of common stock. In addition to the use of the mail, proxies may be solicited by our employees personally, by telephone, by telefax or by electronic communication. We may engage The Altman Group, Inc. to assist in the solicitation of proxies at a fee estimated to be $6,500 plus reimbursement of its outside expenses.

If any further business not described in this proxy statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by our Board of Directors or, if no recommendation is given, all in accordance with their best judgment. We did not have notice, in accordance with the By-Law described under “Timely Submission of Stockholder Proposals” of any additional matter intended to be brought before the meeting.

R. Smith

Secretary

The Compensation and Management Development Committee Report and the Audit Committee Report that appear in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates the information by reference, and shall not otherwise be deemed “filed” under said Acts.

Appendix

Peer Groups used for 2009 Compensation Program

Peer Group Companies

Air Products and Chemicals Inc.	Eastman Chemical Co	Hexcel Corp
Albemarle Corp	Ferro Corp.	Lubrizol Coro (The)
Arch Chemicals Inc.	FMC Corp.	Praxair Inc.
Cabot Corp	Hercules Inc	Rohm and Haas Co
Chemtura Corp

Chemical Industry Companies

Air Liquide America	DuPont	NOVA Chemicals
Air Products and Chemicals	Dynea USA	Occidental Chemical
Albemarle	Eastman Chemical	PolyOne
Arysta LifeScience North America	Ecolab	PPG Industries
Ashland	H.B. Fuller	Praxair
Bayer CropScience	Hercules	Rohm and Haas
Cabot	Huntsman	Scotts Miracle-Gro
CF Industries	International Flavors & Fragrances	Solutia
Chemtura	ISP	Solvay America
Chevron Phillips Chemical	Lyondell Chemical	Terra Industries
Ciba Specialty Chemicals	Mosaic	Texas Petrochemicals
Dow Chemical	Nalco	Total Petrochemicals USA
Dow Corning	National Starch & Chemical	W.R. Grace

General Manufacturing Industry Executive Compensation Companies

A.O. Smith	Exterran	Monsanto
ADC Telecommunications	Federal-Mogul	Mosaic
AMETEK	Fidelity National Information Services	NCR
Advanced Micro Devices	Fleetwood Enterprises	NOVA Chemicals
Agilent Technologies	Flowserve	Nalco
Air Products and Chemicals	Forest Laboratories	National Semiconductor
Albemarle	Fortune Brands	Navistar International
Alcon Laboratories	Foster Wheeler	Owens Corning
Allergan	GATX	Owens-Illinois
Alliant Techsystems	GTECH	Parker Hannifin
American Axle & Manufacturing	Genentech	PepsiAmericas
American Greetings	Genzyme	PerkinElmer
Applera	Gilead Sciences	Pitney Bowes
Applied Materials	Global Crossing	Plexus
Armstrong World Industries	Goodrich	Plum Creek Timber
ArvinMeritor	Greif	PolyOne
Ashland	H.B. Fuller	Polymer Group
Avaya	H.J. Heinz	Praxair
Avery Dennison	HNI	QUALCOMM
Avon	Hanesbrands	Respironics
BD	Harley-Davidson	Revlon
Ball	Harman International Industries	Reynolds American
Barr Pharmaceuticals	Harris	Rockwell Automation
Beckman Coulter	Harsco	Rockwell Collins
Biogen Idec	Hasbro	Rohm and Haas
Black & Decker	Hayes Lemmerz	SAIC
Boston Scientific	Henry Schein	Scotts Miracle-Gro
Brady	Hercules	Seagate Technology

Brown-Forman	Herman Miller	Sherwin-Williams
Building Materials Holding	Hershey	Smurfit-Stone Container
CA	Hexcel	Solutia
CF Industries	Hormel Foods	Sonoco Products
Cabot	Hospira	Spectra Energy
Callaway Golf	Hovnanian Enterprises	Springs Global US
Cameron International	IDEX	Starbucks
Campbell Soup	ITT - Corporate	Steelcase
Carlisle	International Flavors & Fragrances	Stryker
Carpenter Technology	Invitrogen	Symantec
Celestica	J.M. Smucker	TAP Pharmaceuticals
Century Aluminum	Jacobs Engineering	Tektronix
Cephalon	Jarden	Temple-Inland
Ceridian	KLA-Tencor	Terex
Chemtura	Kennametal	Terra Industries
Chiquita Brands	King Pharmaceuticals	Texas Petrochemicals
Cincinnati Bell	La-Z-Boy	Thomas & Betts
Clorox	Leggett and Platt	Timken
Constellation Brands	Level 3 Communications	Toro
Cooper Tire & Rubber	Lexmark International	Tower Automotive
Corning	Louisiana-Pacific	Trinity Industries
Covance	MDC Holdings	Tupperware
Crown Holdings	MSC Industrial Direct	USG
Curtiss-Wright	MacDonald Dettwiler & Associates	Unisys
Dade Behring	Magellan Midstream Partners	United Rentals
Daiichi Sankyo	Manitowoc	United States Cellular
Dana	Martin Marietta Materials	VF
Dentsply	Mattel	Valmont Industries
Dollar Thrifty Automotive Group	MeadWestvaco	Vulcan Materials
Donaldson	MedImmune	W.R. Grace
Dow Corning	Memorial Sloan-Kettering Cancer Center	W.W. Grainger
Dresser-Rand	MetroPCS Communications	Wabash National
EMCOR Group	Millipore	Warnaco
Eastman Chemical	Modine Manufacturing	Watson Pharmaceuticals
Ecolab	Molson Coors Brewing	Wm. Wrigley Jr.
Embarq	Monaco Coach

CYTEC INDUSTRIES INC. FIVE GARRET MOUNTAIN PLAZA WOODLAND PARK, NJ 07424

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20134-P88647 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTEC INDUSTRIES INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED AND FOR PROPOSAL 2:
1. ELECTION OF DIRECTORS - Term(s) to expire at 2013 Annual Meeting.
Nominees:		For	Against	Abstain
1a)	Chris A. Davis	☐	☐	☐

1b)	Shane D. Fleming	☐	☐	☐

1c)	William P. Powell	☐	☐	☐

1d)	Louis L. Hoynes, Jr.	☐	☐	☐

					For	Against	Abstain

2. RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR 2010.					☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Authorized Signatures - This section must be complete for your vote to be counted. - Date and Sign Below

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Admission Ticket

CYTEC INDUSTRIES INC.

Annual Meeting

of

Common Stockholders

April 22, 2010

1:00 p.m.

Montclair Room - 2nd Floor

Marriott at Glenpointe

Teaneck, NJ 07666

DIRECTIONS:

The Marriott at Glenpointe is located at 100 Frank W. Burr Boulevard in Teaneck, New Jersey with direct access to Routes I-95 and I-80

FROM NEW YORK/GEORGE WASHINGTON BRIDGE:

Take Route I-95/I-80 local lanes to Exit 70 Teaneck.

FROM THE LINCOLN TUNNEL AND N.J. TURNPIKE:

Take the New Jersey Turnpike North to Exit 18W. Go straight through the toll plaza and follow signs for I-95 North. Stay in the local lanes to Exit 70. After exiting, follow signs for Teaneck/Exit 70B. The Hotel is on the right.

FROM ROUTE 4:

Take the Teaneck Road/Ridgefield Park Exit. Stay on Teaneck Road until you reach Degraw Avenue (5 traffic lights), and make a left. The Hotel is on the left at the next traffic light.

FROM THE GARDEN STATE PARKWAY & ROUTE 80 EAST:

Exit off the Garden State Parkway at Exit 159. Follow signs for Route I-80 East, stay in local lanes to Exit 70 then 70B — Teaneck. The Hotel will be on your right after crossing over the highway.

FROM TETERBORO AIRPORT:

Follow signs for Route I-80 East, local lanes to Exit 70 Teaneck to Exit 70B.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE	M20135-P88647

PROXY	CYTEC INDUSTRIES INC.	PROXY
ANNUAL MEETING OF COMMON STOCKHOLDERS April 22, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoints S. Fleming, D.M. Drillock and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on February 26, 2010 at the Annual Meeting of Common Stockholders to be held on April 22, 2010 or any adjournment thereof.

If you are a participant in the Cytec Industries Inc. Employee Savings and Profit Sharing Plan, Employee Stock Purchase Plan or Employee Savings Plan, this proxy constitute your direction to the Trustee of such plan to vote as directed on the reverse side your proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by April 19, 2010. If your proxy is not received by April 19, 2010, the share equivalents credited to the account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE TWO ITEMS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued on reverse side)